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                               PURCHASE AGREEMENT

                           DATED AS OF MARCH 10, 1994




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                              TABLE OF CONTENTS
                                                                              PAGE
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SECTION 1:AUTHORIZATION, PURCHASE AND SALE OF THE SHARES AND WARRANT.............1

         1.1      Authorization..................................................1

         1.2      Sale and Purchase of the Shares and Warrant....................1

         1.3      Certain Defined Terms..........................................1

SECTION 2:CLOSINGS, PAYMENT AND DELIVERY.........................................2

         2.1      Closing Dates and Place of Closings............................2

         2.2      Payment and Delivery...........................................2

         2.3      Termination by the Purchaser...................................2

SECTION 3:REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................2

         3.1      Organization and Standing: Articles and Bylaws.................2

         3.2      Corporate Power................................................3

         3.3      Subsidiaries...................................................3

         3.4      Capitalization.................................................3

         3.5      Authorization..................................................3

         3.6      Contracts......................................................4

         3.7      Financial Information..........................................5

         3.8      Absence of Undisclosed Liabilities.............................5

         3.9      Absence of Certain Changes.....................................5

         3.10     Taxes..........................................................6

         3.11     Transactions With Related Parties..............................6

         3.12     Litigation.....................................................6

         3.13     Consents.......................................................6

         3.14     Title to Properties; Liens and Encumbrances....................7

         3.15     Leases.........................................................7

         3.16     Franchises, Licenses, Trademarks, Patents and Other Rights.....7

         3.17     Issuance Taxes.................................................8

         3.18     Offering.......................................................8

         3.19     Compliance with Other Instruments..............................8

         3.20     Employees......................................................9

         3.21     Business of the Company........................................9

                                     -i-
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         3.24     Disclosure....................................................11

         3.25     Warranties and Representations at Closing.....................11

SECTION 4:REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................11

         4.1      Experience....................................................11

         4.2      Investment....................................................11

         4.3      Restrictions on Transferability...............................11

         4.4      Access to Data................................................12

         4.5      Accredited Investor...........................................12

         4.6      Warranties and Representations at Closing.....................12

SECTION 5:CONDITIONS TO CLOSING OF PURCHASER....................................12

         5.1      Representations and Warranties Correct........................12

         5.2      Performance...................................................12

         5.3      Compliance and Secretary's Certificates.......................12

         5.4      Opinion of Company Counsel....................................12

         5.5      Legal Investment..............................................13

         5.6      Qualifications................................................13

         5.7      Proceedings and Documents.....................................13

         5.8      Certificate of Non-Relocation.................................13

         5.9      Good Standing Certificates....................................13

         5.10     Tax Matters...................................................13

         5.11     Reservation Fee...............................................13

         5.12     Non-Competition, Proprietary Information and Other Agreements.13

         5.13     Officers' Agreement...........................................13

SECTION 6:CONDITIONS TO CLOSING OF COMPANY......................................14

         6.1      Representations...............................................14

         6.2      Legal Investment..............................................14

         6.3      Refund of Reservation Fee.....................................14

         7.1      Basic Financial Information...................................14

         7.2      Additional Information and Rights.............................16

         7.3      Prompt Payment of Taxes, etc..................................16

                                    -ii-
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         7.4      Maintenance of Properties and Leases..........................17

         7.5      Insurance.....................................................17

         7.6      Directors' and Officers' Liability Insurance..................17

         7.7      Accounts and Records..........................................17

         7.8      Compliance with Requirements of Governmental Authorities......17

         7.9      Maintenance of Corporate Existence, etc.......................18

         7.10     Availability of Stock for Exercise............................18

         7.11     Confidentiality and Non-Competition Agreements................18

         7.12     Use of Proceeds...............................................19

         7.13     Transactions with Affiliates..................................19

         7.14     Compliance by Subsidiaries....................................19

         7.15     Maintenance of Connecticut Presence...........................19

         7.16     Connecticut Employment........................................19

         7.17     Equal Opportunity.............................................20

         7.18     Certain Distributions/Payments................................20

         7.19     Employee Stock Purchases......................................21

SECTION 8:RIGHT TO PUT SECURITIES...............................................21

         8.1      Right to Put..................................................21

         8.2      Method of Exercise............................................21

         8.3      Time of Exercise..............................................21

         8.4      Closing Date..................................................22

         8.5      Closing Procedure.............................................22

SECTION 9:REGISTRATION RIGHTS...................................................22

         9.1      Certain Definitions...........................................22

         9.2      Company Registration..........................................23

         9.3      Requested Registration........................................24

         9.4      Registration Rights...........................................26

         9.5      Expenses of Registration......................................27

         9.6      Registration Procedures.......................................27

         9.8      Information by Holder.........................................29

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         9.9      Rule 144 Reporting............................................29

SECTION 10:DEFINITIONS..........................................................29

SECTION 11:MISCELLANEOUS........................................................32

         11.1     Governing Law.................................................32

         11.2     Survival......................................................33

         11.3     Successors and Assigns........................................33

         11.4     Entire Agreement; Amendment...................................33

         11.5     Rights and Obligations Under Other Agreements.................33

         11.6     Notices, etc..................................................33

         11.7     Delays or Omissions...........................................33

         11.8     Separability..................................................34

         11.9     Agent's Fees and Services.....................................34

         11.10    Legal Fees and Expenses.......................................34

         11.11    Trial by Jury.................................................34

         11.12    Waiver........................................................34

         11.13    Titles and Subtitles..........................................35

         11.14    Counterparts..................................................35
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                                    -iv-
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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 10th day of March, 1994, by and between BIOS LABORATORIES, INC. (the "Company"), a Delaware corporation, and CONNECTICUT INNOVATIONS, INC. (the "Purchaser)."

         WHEREAS, the Company wishes to issue and sell, and the Purchaser desires to purchase, certain securities of the Company; and

         WHEREAS, Purchaser has agreed to purchase the securities provided that the Company make certain representations, warranties and agreements, including that the Purchaser have the right under certain circumstances to sell the securities, in whole or in part, to the Company;

         NOW THEREFORE, each of the parties hereto, in consideration of the mutual covenants set forth herein, agrees as follows:

SECTION 1: AUTHORIZATION, PURCHASE AND SALE OF THE SHARES AND WARRANT

         1.1 AUTHORIZATION. The Company has, or before the Closing (as defined in Section 2.1 hereof) will have, authorized the issuance and sale of
(i) one thousand ninety two (1,092) shares (the "Shares") of the common stock of the Company, par value $.001 (the "Common Stock") and (ii) a Stock Subscription Warrant (the "Warrant") substantially in the form set forth in Exhibit A hereto, to purchase an aggregate of up to three hundred sixty four (364) shares at an exercise price of $137.36 (the "Warrant Shares") of the Company's Common Stock, subject to adjustment as provided in the Warrant. The term "Warrant" shall include any warrant or warrants issued upon any replacement, exchange or transfer, pursuant to which the Purchaser has the right to purchase certain shares of Common Stock as set forth herein or in the Warrant.

         1.2      SALE AND PURCHASE OF THE SHARES AND WARRANT.

                  (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company at the Closing, the Shares and Warrant for an aggregate purchase price of one hundred fifty thousand dollars ($150,000).

                  (b) The Company and the Purchaser, having adverse interests and as a result of arm's length bargaining, agree that (i) the Purchaser has not rendered or agreed to render any services to the Company in connection with this Agreement or the issuance of the Shares and Warrant; (ii) the Shares and Warrant are not being issued as compensation; and (iii) the assumed price at which the Shares would be issued if issued apart from the Warrant is 99% of the aggregate purchase price specified in Section 1.2(a).

         1.3 CERTAIN DEFINED TERMS. Certain capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Section 10 hereof.

SECTION 2: CLOSINGS, PAYMENT AND DELIVERY.

         2.1 CLOSING DATES AND PLACE OF CLOSINGS. The closing (the "Closing") of the purchase and sale of the Shares and Warrant hereunder at the price set forth in Section 1.2 hereof shall be held on such date (the "Closing Date") that the Company fulfills the conditions of closing set forth in Section 5 hereof and as shall have been agreed to by the Company and the Purchaser. The place of the Closing (including the place of delivery to the Purchaser by the Company of the Shares and Warrant and the place of payment to the Company by the Purchaser of the purchase price therefor) shall be at the offices of Shipman & Goodwin, or such other place as shall have been agreed to by the Company and the Purchaser.

         2.2 PAYMENT AND DELIVERY. At the Closing, the Purchaser will pay to the Company, in cash, by certified check drawn on a bank acceptable to the Company or wire transfer of immediately available funds (or any combination thereof), as the Company may elect the amount set forth in Section 1.2, and the Company will deliver to the Purchaser the Shares to be purchased by the Purchaser and a Warrant for the number of Warrant Shares to be purchased by the Purchaser, in each case registered in the Purchaser's name (or in such name or names as otherwise requested prior to the Closing which shall be a nominee of the Purchaser in which the Purchaser holds all beneficial interests). The instruments evidencing the Shares and the Warrant shall bear an appropriate legend indicating that transfer thereof is subject to compliance with the provision of the Securities Act.

         2.3 TERMINATION BY THE PURCHASER. Notwithstanding any other provision hereof, if the conditions of the Closing set forth in Section 5 hereof are not fulfilled prior to March 31, 1994, the Purchaser may in its absolute discretion at any time thereafter terminate its obligations hereunder and shall have no further responsibilities hereunder.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as expressly set forth (with reference to a subsection in this Section 3) on Schedule I (the "Schedule of Exceptions/Disclosures") with a specific reference to a subsection of this Section 3, the Company hereby represents and warrants to the Purchaser as follows:

         3.1 ORGANIZATION AND STANDING: ARTICLES AND BYLAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power to own the properties owned by it and to conduct the business as it is now being conducted by it and as contemplated by the Confidential Offering Memorandum dated August 27, 1993, as supplemented by Supplement No. 1 dated December 21, 1993 (the "Offering Memorandum"), a true and correct copy of which is attached hereto as
Schedule III. The Company is duly qualified and registered to do business in and is in good standing in every state in which the property owned by it and/or the nature of its activities requires that it be so qualified and registered.

         The Company has furnished special counsel for the Purchaser with true, correct and complete copies of the Company's Certificate of Incorporation and Bylaws, and all amendments thereto through and including the Closing Date and copies of the minutes of all Board of Directors, Committees of the Board, and shareholder meetings of the Company.

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

         3.2 CORPORATE POWER. The Company has all requisite corporate power to enter into this Agreement and the other Financing Documents and will have on the Closing Date all requisite corporate power to sell the Shares and Warrant to the Purchaser pursuant to this Agreement and to carry out and perform its obligations under the terms of this Agreement and the other Financing Documents.

         3.3 SUBSIDIARIES. The Company has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any other corporation, partnership, association or business entity, or if the Company has any subsidiary or subsidiaries, each subsidiary is listed on the Schedule of Exceptions/Disclosures and each of the representations and warranties set forth in this Section 3 is also made by the Company with respect to each such subsidiary as if such subsidiary were the "Company" and the Schedule of Exceptions/Disclosures shall apply to each such subsidiary in the same manner as if such subsidiary were the "Company".

         3.4 CAPITALIZATION. The Schedule of Exceptions/Disclosures contains a true and correct list of all securities of the Company (including the amounts thereof) outstanding immediately prior to the Closing, and the holders of any interest in such securities. Immediately prior to the Closing, the Company's authorized capital stock will consist of 75,000 shares of Common Stock, of $.001 par value each, of which not more than 19,656 shares will be issued and outstanding on the Closing Date and of which 7209 are reserved for issuance upon the exercise of employee stock options, outstanding warrants or convertible securities. Upon consummation of the Closing, all issued and outstanding shares of capital stock of the Company will have been duly authorized and validly issued, will be fully paid and nonassessable, will be owned of record and beneficially by the shareholders and in the amounts set forth in the Schedule of Exceptions/Disclosures and will have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. Except as set forth in the Schedule of Exceptions/Disclosures and in the Warrant, there are no outstanding preemptive or other preferential rights, conversion rights or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of its capital stock. No holder of Common Stock has granted any option or other right to purchase from such shareholder any interest in any share of Common Stock except as set forth in the Schedule of Exceptions/Disclosures. The Company holds no shares of its capital stock in its treasury.

         3.5 AUTHORIZATION. All action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, and the other Financing Documents and for the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Shares and the Warrant and Of the Warrant Shares has been taken or will be taken prior to the Closing. This Agreement and the other Financing Documents are each a valid and binding obligation of the Company, enforceable in accordance with their respective terms. The execution and delivery by the Company of this Agreement and the other Financing Documents and compliance herewith and therewith, and the issuance and sale of the Shares and Warrant and Warrant Shares will not with or without notice or the passage of time or both result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under any provision of, any state or federal law to which the Company is subject, the

Company's Certificate of Incorporation or Bylaws, as amended, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it or any of its property is bound, or may be affected, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or give to any other person or entity the right to accelerate the time for performance of any obligation of the Company. No shareholder has any preemptive rights or rights of first refusal by reason of or in connection with the issuance of the Warrant. The Warrant Shares have been duly and validly reserved by action of the Board of Directors (and are in addition to any other shares reserved for any other purpose) and are not subject to any preemptive rights or rights of first refusal, and, upon such issuance, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances.

         3.6      CONTRACTS.

                  (a) The Schedule of Exceptions/Disclosures sets forth a true and correct list of all contracts, obligations, commitments, agreements, plans and the like, ("Contracts"), whether written or oral, and all administrative, judicial and similar orders to which the Company is a party or by which it or any of its properties are bound, or affected, in which the Company is obligated to expend more than $50,000 in the aggregate, including, without limitation, the following:

                           (i) any such employment, bonus or consulting agreement, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plan, or agreement evidencing rights to purchase, phantom stock or similar plan, or agreement among shareholders of the Company;

                           (ii) any such loan or other agreement, note, indenture or instrument relating to, or evidencing, indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any property of the Company or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other party;

                           (iii) any such agreement with any dealer, sales representative, broker or other distributor, jobber, advertiser or sales agency;

                           (iv) any such agreement with any labor union or collective bargaining organization or any other labor agreement;

                           (v) any such contract for the furnishing , purchase or lease of machinery, equipment, goods or services (including, without limitation, any agreement with processors and subcontractors);

                           (vi) any such indenture, agreement or other document (including private placement brochures) relating to the future sale or repurchase of securities;

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

                           (vii) any such agreement to register under the Securities Act of 1933, as amended (the "Securities Act"), any of the securities of the Company;

                           (viii)   any such joint venture contract or
                  arrangement or other agreement involving a sharing of profits or expenses;

                           (ix)     any such agreement (other than
                  distributorship agreements or similar agreements providing for the distribution of Company products with dealers, distributors and sales representatives of the Company) limiting the freedom of the company to compete in any line of business or in any geographic area or with any party; and

                           (x) any such agreement providing for disposition of any line of business, assets or securities of the Company, or any agreement with respect to the acquisition of any line of business, assets or shares of any other business, any agreement of merger or consolidation or letter of intent with respect to any of the foregoing.

                  (b) A copy of each of the Contracts has been delivered to the Purchaser and a summary of each oral agreement is listed in the Schedule of Exceptions/Disclosures. The Company has complied with all material provisions of each such Contract and no event has occurred and no condition exists which with notice or the passage of time or both would constitute a default under any such Contract on the part of the Company. To the Company's knowledge, no party to any such Contract has threatened to terminate or has any intentions of terminating its obligations thereunder.

         3.7 FINANCIAL INFORMATION. Copies of the Company's balance sheet as of September 30, 1993 (the "Balance Sheet"), and the related statements of operations and cash flows for the period from January 1, 1993 through September 30, 1993 (collectively, the "Financial Statements") have been delivered to the Purchaser and special counsel for the Purchaser, present fairly the financial position of the Company as of such date, have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with Generally Accepted Accounting Principles as of the date thereof. Company has also furnished Purchaser a preliminary draft of Company's balance sheet and the related statements of operations and cash flows for the year ending December 31, 1993.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have, and does not know of, any liabilities (fixed or contingent, including without limitation any tax liabilities due or to become due), which, either individually or in the aggregate, are material and not disclosed on the Balance Sheet.

         3.9 ABSENCE OF CERTAIN CHANGES. Since the date of the Balance Sheet, there has not been:

                  (a) any change in the condition, assets, liabilities, prospects or business of the Company from that shown on the Balance Sheet or other Financial Statements or as described in or contemplated by the Offering Memorandum which, either individually or in the aggregate, has been or is reasonably likely to be materially adverse;

                  (b) any damage to, or destruction or loss of, any of the properties or assets of the Company (whether or not covered by insurance) materially adversely affecting the business or plans of the Company or the Technology;

                  (c) any declaration, setting aside or payment of any dividend or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock (or any warrant, option or other right with respect to such stock) by the Company or any repayment of Company debt held by any Related Party or by any Affiliate;

                  (d) any organizational activity, collective bargaining activity, labor disputes or labor trouble; or

                  (e) any event or condition of any character, which, either individually or in the aggregate, materially adversely affects the business, operations or plans of the Company.

         3.10 TAXES. The Company has filed or will file within the time prescribed by law (including extensions of time approved by any appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service or with the State of Connecticut, and (except to the extent that the failure to file would not have a material adverse effect on the condition or operations of the Company) with all other jurisdictions where such filing is required by law; and the Company has paid all taxes, interest, penalties, assessments or deficiencies due in connection therewith.

         3.11 TRANSACTIONS WITH RELATED PARTIES. There is no loan, lease or other continuing transaction between the Company and any Related Party or any Affiliate.

         3.12 LITIGATION. There is neither pending nor to the Company's knowledge threatened any action, suit, proceeding or claim, whether or not purportedly on behalf of the Company, to which the Company or any key employee of the Company is or may be named as a party or to which the Company's or any such person's property is or may be subject. To the best of the Company's knowledge and belief, there is no basis for any such action, suit, proceeding or claim, in which an unfavorable outcome, ruling or finding in any such matter or for more than one of such matters, taken together, might have a material adverse effect on the condition, financial or otherwise, operations or prospects of the Company or on the Technology. The Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief and which if granted would have a material adverse effect on the condition, financial or otherwise, operations or prospects of the Company.

         3.13 CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company, including qualification under applicable state securities laws of the offer and sale of the Shares and Warrant or of the issuance of the Warrant Shares, is required in connection with the valid execution and delivery of

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this Agreement, or the other Financing Documents, the offer, sale or issuance of the Shares and Warrant, the exercise of the Warrant or the issuance of the Warrant Shares upon such exercise or the consummation of any other transaction contemplated on the Closing Date or by this Agreement.

         3.14 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company has good and marketable title to all of its properties and assets, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except those in favor of Purchaser.

         3.15 LEASES. Set forth in the Schedule of Exceptions/Disclosure, is a correct and complete list of all leases (including, with respect to each lease, the material provisions of such lease, including the term, the amount of rent called for and a description of the leased property) under which the Company is a lessee and under which the Company is obligated to spend more than $50,000 in the aggregate. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them are in default in any respect on the part of the Company, and no event has occurred and no condition exists which with notice or the passage of time or both would constitute such a default on the part of the Company.

         3.16     FRANCHISES, LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS.

                  (a) All (i) franchises, permits, licenses and other similar authority, (ii) patents, patent applications, patent rights, service marks, trademarks, trademark applications, trademark rights, trade names, trade name rights and copyrights (whether registered or not), and (iii) know-how, technology and trade secrets, which, in any case, are owned, possessed or used by any Related Party or which any Related Party has the right to own, possess or use, and which in the judgment of the Company in any way are or may be usable now or in the future in a material way for the conduct of the Company's business as now conducted or as planned to be conducted, have been duly and validly transferred in full to the Company. The documents and instruments evidencing such transfer are listed in the Schedule of Exceptions/Disclosures, and a copy thereof has been delivered to special counsel for the Purchaser.

                  (b) The Company has all franchises, permits, licenses and other similar authority, necessary for the conduct of its business as now being conducted by it and believes it can obtain any similar authority necessary for the conduct of its business as planned to be conducted, and it is not in violation, nor will the transactions contemplated by this Agreement cause a violation of the terms or provisions of any such franchise, permit, license .or other similar authority.

                  (c) The Schedule of Exceptions/Disclosures lists all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks and copyrights (whether registered or not) owned or possessed by the Company, (collectively, the "Listed Rights"). The Listed Rights constitute all the patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks and copyrights (whether registered or not) necessary to the conduct of the Company's business as now being conducted, and the Company believes that it can obtain any such rights necessary for the conduct of its business as planned to be conducted. The Company has and possesses the know-how, technology and trade secrets not included in the Listed Rights (such know-how, technology and trade secrets being collectively called the "Intellectual Property") which it believes to be necessary
         (i) to conduct the Company's business as now being conducted and (ii) with additional know-how, technology and trade secrets which the Company plans to develop, for the conduct of its business as planned to be conducted. (The Listed Rights and the Intellectual Property collectively constitute the "Technology"). There is neither pending, nor, to the best of the Company's knowledge and belief, threatened, any claim or litigation against the Company contesting the validity or right to use any of the Listed Rights or any of the Intellectual Property, nor is the Company aware of any basis therefor, and the Company has received no notice of infringement upon or conflict with any asserted right of others. To the best of the Company's knowledge and belief, no person, corporation or other entity is infringing or violating the Listed Rights or any of the Intellectual Property. Except as disclosed on the Schedule, the Company does not have any obligation to compensate others for the use of any Listed Right or any Intellectual Property, nor has the Company granted any license or other right to use, in any manner, any of the Listed Rights or Intellectual Property, whether or not requiring the payment of royalties.

         3.17 ISSUANCE TAXES. All taxes imposed by any state in connection with the issuance, sale and delivery of the Shares and Warrant shall have been fully paid, and all laws imposing such taxes shall have been fully complied with, prior to the Closing Date.

         3.18 OFFERING. Within the past six (6) months, the Company has not, either directly or through any agent, offered any of the Shares or Warrant or any security or securities similar to the Shares or Warrant for sale to, or solicited any offers to buy the Shares or Warrant or any part thereof or any such similar security or securities from, or otherwise approached or negotiated in respect thereof with, any party or parties other than the Purchaser or institutional or other sophisticated or accredited investors, each of which or whom was offered all or a portion of the Shares or Warrant at private sale for investment.

         Subject in part to the truth and accuracy of the Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Shares, Warrant, and Warrant Shares to the Purchaser as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         3.19 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws, as amended. Neither the Company nor any of its property is in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company or any of such property is subject.

         3.20     EMPLOYEES.

                  (a) No employee of the Company and no Related Party is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement with any prior employer or any other person, corporation, or other entity or any restrictive covenant in such an agreement, or any obligation imposed by common law or otherwise, relating to the right of any such employee or Related Party to be employed by the Company or companies similarly situated because of the nature of the business conducted or to be conducted by the Company or companies similarly situated or relating to the use of trade secrets or proprietary information of others, and the continued employment of the Company's employees and/or Related Parties does not subject the Company or the Purchaser to any liability for any such violation.

                  (b) Each of the Company's present or former employees who has had access to proprietary information of the Company has executed a confidentiality and non-disclosure agreement. To the best of the Company's knowledge and belief, no employee or former employee of the Company is, or is now expected to be, in violation of the terms of the aforesaid agreement or of any other obligation relating to the use of confidential or proprietary information of the Company. Each of such confidentiality and non-disclosure agreements is in full force and effect.

                  (c) To the best of the Company's knowledge, no officer or key employee of the Company has any present intent of terminating his or her employment with the Company.

                  (d) Each of the key employees and consultants of the Company listed on Schedule II has entered into a confidentiality and non-disclosure agreement, a noncompetition agreement, a proprietary information and invention agreement and an employment agreement, true and accurate copies of which have been provided to Purchaser and are in form and substance satisfactory to the Purchaser.

         3.21 BUSINESS OF THE COMPANY. The Company has no knowledge or belief that (i) there is pending or threatened any claim or litigation against or affecting the Company contesting its right to manufacture, sell or use any product or service presently manufactured, sold or used or planned to be manufactured, sold or used by the Company in connection with its operations,
(ii) there exists, or there is pending or planned, any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, the operations or the prospects of the Company, or (iii) there is any other fact which in the future may materially adversely affect the Company's condition, financial or otherwise, operations or prospects. The Company currently intends to engage in the business of developing, manufacturing and selling biological products and services and laboratory equipment.

         3.22 USE OF PROCEEDS. The Company shall use the proceeds of the sale of the Shares and the Warrant to the Purchaser to market biological products as proposed in its application to Purchaser. Without limitation, the Company will not use the proceeds for repayment of indebtedness, including trade payables, except in the ordinary course of business and incurred after November 30, 1993; provided, however, Company may use the proceeds to make regular payments on installment debts as they come due in the ordinary course of business after March 1, 1994.

         None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Shares and Warrant and Warrant Shares) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any regulations issued pursuant thereto, including, without limitation, Regulations G, I and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. The Company does not own or intend to carry or purchase any "margin security" within the meaning of said Regulation G, including margin securities originally issued by it. None of the proceeds from the sale of the Shares and Warrant and Warrant Shares will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any "security" within the meaning of the Exchange Act.

         3.23     APPLICABILITY OF, AND COMPLIANCE WITH, OTHER LAWS.

                  (a) The Company does not have or make contributions to any pension plans, defined benefit plans or defined contribution plans for its employees which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to such plans, if any, listed on the Schedule of Exceptions/Disclosures, the Company is in compliance with the applicable provisions of ERISA. The Company has not incurred any unremedied accumulated funding deficiency within the meaning of ERISA or any unsatisfied liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee pension plan established or maintained by the Company under the jurisdiction of ERISA. No Reportable Event or Prohibited Transaction (as defined in Section 4043 of ERISA) has occurred with respect to any plan administered by the Company.

                  (b) The Company's employment practices and policies are in full compliance in all material respects with (i) all applicable laws of the United States and each applicable jurisdiction relating to equal employment opportunity, and any rules, regulations, administrative orders and Executive Orders relating thereto; and (ii) the applicable terms, relating to equal opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit. The Company has not been the subject of any charge of employment discrimination made against it by the United States Equal Employment Opportunity Commission or any other governmental unit, and is not presently subject to any formal or informal proceedings before, or investigations by, such Commission or governmental unit. To the Company's knowledge, neither the Company nor any of its employees nor any Related Parties are presently under investigation by any commission or governmental agency for purposes of security clearance or otherwise, except as disclosed on the Schedule.

                  (c) Neither the Company nor any property owned by the Company is in violation of any Federal or State Environmental Law of any sort or in violation of any

         Federal or State "OSHA" Law, so-called. The Schedule of
         Exceptions/Disclosures contains a list of all environmental permits held by the Company.

         3.24 DISCLOSURE. Neither this Agreement, the Schedule of Exceptions/Disclosures, the Balance Sheet, the Offering Memorandum, the Financial Statements, the other Financing Documents nor any other written statement furnished to the Purchaser or its counsel in connection with the offer and sale of the Shares or Warrant, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. There is no fact which the Company has not disclosed to the Purchaser in writing that materially adversely affects or, so far as the Company can now foresee, will materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform this Agreement and the other Financing Documents. The forecasts, projections, estimates and other forward-looking matters furnished to the Purchaser were prepared on the basis of the Company's best estimates. The Company does not have any reason to believe that any assumptions or statements of opinion contained in such forecasts, projections, estimates or other forward-looking matters are unreasonable or false, and the Company believes that the Purchaser may reasonably rely thereon.

         3.25 WARRANTIES AND REPRESENTATIONS AT CLOSING. All of the foregoing warranties and representations are true, complete and correct as of the date hereof and will be true, complete and correct at the Closing Date as if made at the time thereof and with respect thereto.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Company as follows:

         4.1 EXPERIENCE. It is experienced in evaluating and investing in companies such as the Company.

         4.2 INVESTMENT. It is acquiring the Shares and Warrant for investment solely fonts own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares and Warrant have not been registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

         4.3 RESTRICTIONS ON TRANSFERABILITY. It acknowledges that the Shares, Warrant and Warrant Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions (which conditions cannot presently be satisfied). Except as set forth in Section 9 below, the Company is under no obligation to, and has no intention, to register the Shares, the Warrant or the Warrant Shares or comply with an exemption from registration so as to permit any resale and neither the Company nor any of its representatives has represented that at some future date an attempt will be made to register any of the Shares, the Warrant or the Warrant Shares or to comply with an exemption from registration so as to permit any resale.

         Any Shares or Warrant Shares and the Warrant owned or acquired by the Purchaser or any transferee shall be enclosed with an appropriate legend making references to the restrictions on transfer set forth in this Agreement.

         The Purchaser will not sell, transfer, assign, pledge or otherwise dispose of, or attempt to sell, transfer, assign, pledge or otherwise dispose of, all or any part of the Shares, the Warrant Shares or the Warrant in the absence of either an effective registration statement or an opinion of Shipman & Goodwin or other reputable securities counsel satisfactory in form and substance to the Company and its counsel that such proposed sale, transfer, assignment, pledge or other disposition would not be in violation of the Securities Act.

         4.4 ACCESS TO DATA. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management, and it has been furnished with copies of documents which it has requested.

         4.5 ACCREDITED INVESTOR. It is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

         4.6 WARRANTIES AND REPRESENTATIONS AT CLOSING. All of the foregoing warranties and representations are true, complete and correct as of the date hereof and will be true, complete and correct at the Closing Date as if made at the time thereof and with respect thereto.

SECTION 5: CONDITIONS TO CLOSING OF PURCHASER

         The obligation of the Purchaser to purchase the Shares and Warrant to be purchased by it at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct in all respects at the Closing as if made at and as of the Closing and with respect thereto, after giving effect to the sale and issuance of the Shares and Warrant at the Closing.

         5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been so performed or complied with in all respects.

         5.3 COMPLIANCE AND SECRETARY'S CERTIFICATES. The Company shall have executed and delivered to the Purchaser a certificate, substantially in the form of Exhibit B to this Agreement, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement and such other matters as the Purchaser may reasonably request, and the Purchaser shall have received a certificate from the Secretary of the Company, substantially in the form of Exhibit C to this Agreement, dated the Closing Date, with respect to the matters therein set forth.

         5.4 OPINION OF COMPANY COUNSEL. The Purchaser shall have received from Robinson & Cole, counsel to the Company, an opinion addressed to it, dated the Closing Date, to the effect and in substantially the form set forth in Exhibit D hereto.

         5.5 LEGAL INVESTMENT. At the time of the Closing, the purchase of the Shares and Warrant to be purchased by the Purchaser hereunder and of the Warrant Shares shall be legally permitted by all laws and regulations to which it and the Company are subject.

         5.6 QUALIFICATIONS. All authorizations, approvals, consents or permits of any governmental authority, regulatory body or third party that are required in connection with the lawful issuance and sale of the Shares and Warrant pursuant to this Agreement, the exercise of the Warrant or the issuance of the Warrant Shares upon such exercise shall have been duly obtained and shall be effective on and as of the Closing Date, including, if necessary, permits from applicable state securities authorities, qualifying the offer and sale of the Shares and Warrant.

         5.7 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings taken by the Company in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and special counsel for the Purchaser.

         5.8 CERTIFICATE OF NON-RELOCATION. The Company shall have duly executed and delivered to the Purchaser a Certificate of Non-Relocation (the "Certificate of Non-Relocation") to the effect and substantially in the form set forth in Exhibit E to this Agreement.

         5.9 GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchaser a certificate of recent date from the Secretary of State of the State of Delaware with respect to the Company's and each subsidiary's due incorporation, good standing, legal corporate existence, due authorization to conduct business and the payment of all franchise taxes, and, certificates from the Secretary of State of Connecticut and in each other jurisdiction in which the Company or any subsidiary is required to be qualified to do business with respect to the Company's or such subsidiary's good standing and due authorization to conduct business therein and payment of all qualification fees.

         5.10 TAX MATTERS. The Company shall have delivered to the Purchaser tax clearance letters from the Connecticut Department of Revenue Services with respect to the corporation business tax and sales and use tax respecting the Company and each subsidiary.

         5.11 RESERVATION FEE. The Company shall have paid to the Purchaser a reservation fee of $1500. The Purchaser shall refund such fee to the Company promptly upon the occurrence of the Closing.

         5.12 NON-COMPETITION, PROPRIETARY INFORMATION AND OTHER AGREEMENTS. Each of the key employees and consultants of the Company listed on Schedule II shall have entered into a confidentiality and non-disclosure agreement, non-competition agreement, a proprietary information and invention agreement and an employment agreement, in each case satisfactory to Purchaser, copies of which shall have been delivered to Purchaser.

         5.13 OFFICERS' AGREEMENT. Each of the officers of the Company shall have entered into a written covenant in favor of the Purchaser and enforceable by the Purchaser in form and substance as set forth on Exhibit F to this Agreement providing, inter alia, that so long as Purchaser owns any Securities
(a) such officer will not pledge, sell, transfer or otherwise dispose of more than twenty percent (20%) of the shares of Common Stock of Company he or she currently owns, except that such shares may be transferred at any time to members of the officer's immediate family or trusts or custodianships for the benefit of such persons provided that such transferees agree to be bound by the terms of the Officers' Agreement, (b) such officer shall use his or her best efforts to cause the Company to comply with its obligations under this Agreement and .any Financing Document and (c) such officer shall not violate or terminate his or her employment agreement with Company without the prior written consent of Purchaser.

SECTION 6: CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell the Shares and Warrant to be purchased at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date.

         6.2 LEGAL INVESTMENT. At the time of the Closing, the conditions set forth in Sections 5.5 and 5.6 shall have occurred and the purchase of the Shares and Warrant to be purchased by the Purchaser hereunder shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

         6.3 REFUND OF RESERVATION FEE. The Purchaser shall have refunded the reservation fee to the

Company.

SECTION 7: COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees, that so long as the Purchaser owns any Shares, Warrant or Warrant Shares:

         7.1 BASIC FINANCIAL INFORMATION. The Company will furnish the following reports to the Purchaser:

                  (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated (and consolidating) balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated (and consolidating) statements of income and source and application of funds of the Company and its subsidiaries, if any, for such year, prepared in accordance with Generally Accepted Accounting Principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and performed (without scope limitations imposed by the Company) by independent public accountants of recognized standing selected by the Company and satisfactory to the Purchaser;

                  (b) Beginning with the first fiscal year in which Company's annual revenues exceed five million dollars ($5,000,000) and continuing thereafter, as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated (and consolidating) balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated (and consolidating) statements of income and source and application of funds of the Company and its subsidiaries, if any, for such year, prepared in accordance with Generally Accepted Accounting Principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited (without scope limitations imposed by the Company) by independent public accountants of recognized standing selected by the Company and satisfactory to the Purchaser;

                  (c) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated (and consolidating) balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated (and consolidating) statements of income and source and application of funds of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with Generally Accepted Accounting Principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end adjustments or year-end audit adjustments, as the case may be, and setting forth any events which could reasonably be expected to have an adverse effect upon the Company's finances or the results of its operations, all in reasonable detail and certified by the principal financial or accounting officer of the Company;

                  (d) From the date the Company becomes subject to the reporting requirements of the Exchange Act, and in lieu of the financial information required pursuant to Sections 7.1(a), (b), and
         (c) but within the time periods required for the furnishing thereof, copies of its reports filed on Form 1 0-K, Form 10-Q, Form 8-K, or any successor form or forms;

                  (e) Each set of financial statements delivered to the Purchaser pursuant to Section 7.1 will be accompanied by a certificate of the Chairman, President or a Vice President and the Treasurer or an Assistant Treasurer of the Company setting forth:

                           (i) Covenant Compliance - any information required in order to establish whether the Company was in compliance with the requirements of this Section 7 during the period covered by the income statement then being furnished; and

                           (ii) Event of Default - that the signers have reviewed the relevant terms of this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its subsidiaries, if any, from the beginning of the accounting period covered by the, income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a breach or default under this Agreement or any of the other Financing Documents or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

         7.2  ADDITIONAL INFORMATION AND RIGHTS.  The Company will:

                  (a) Permit the Purchaser (or its designated representative) to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any such party may reasonably request;

                  (b) Deliver to the Purchaser the reports and data described below:

                           (i) As soon as available, information and data on any material adverse changes in or any event or condition which materially adversely affects the business, operations or plans of the Company;

                           (ii) Immediately upon becoming aware of any condition or event which constitutes a breach of this Agreement or any of the other Financing Documents, written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and

                           (iii) With reasonable promptness, such other information and data with respect to the Company and its subsidiaries as the Purchaser may from time to time reasonably request;

                  (c)      Hold meetings of its Directors at least quarterly;

                  (d) Not hold any meetings of its Directors on less than ten (10) days' written notice and will permit the Purchaser to send a representative (without voting rights) to each meeting of the Board of Directors of the Company and all committees of such Board. The Company shall give the Purchaser notice of each such meeting in the form and manner such notice is given to the Company's directors. The Company will not permit its directors or shareholders to conduct any material business by written consent without giving at least ten (10) days' written notice to the Purchaser, which notice shall contain an exact copy of the consent resolution proposed to be adopted.

                  (e) On or before June 30, 1994, the Company shall increase the size of the Board of Directors to five (5) directors. The Company shall appoint, effective as of the date of such increase, one
         (1) outside director selected by the Board of Directors and acceptable to Purchaser for his or her knowledge and experience in strategic planning and business development and will maintain such person on the Board of Directors (or a person of similar qualities acceptable to Purchaser) as long as the Purchaser shall so desire.

         7.3 PROMPT PAYMENT OF TAXES, ETC. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary, except for taxes, assessments, and charges or levies contested in good faith by appropriate proceedings.

         7.4 MAINTENANCE OF PROPERTIES AND LEASES. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries, if any, will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies, or has possession of, any property.

         7.5 INSURANCE. The Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers, which are licensed to provide such insurance in the State of Connecticut, against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent the Company or any subsidiary from becoming a co-insurer and not in any event less than the greater of (a) the outstanding principal amount of any indebtedness of the Company to the Purchaser and (b) the replacement value of the property insured. The Company will maintain, with financially sound and reputable insurers, which are licensed to provide such insurance in the State of Connecticut, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. All such policies of insurance shall be occurrence policies with "tail coverage" so-called respecting all prior "claims made" policies, all in a form satisfactory to the Purchaser and shall name the Purchaser as an additional insured as its interest may appear. All such policies shall also contain a provision requiring that the insurer give the Purchaser so long as Purchaser holds any indebtedness of Company a minimum of thirty (30) days' written notice prior to any change therein or cancellation thereof and a provision that the interest of the Purchaser shall not be impaired or invalidated by any act or neglect of the Company nor by the occupation by the premises on which the property is located for purposes more hazardous than are permitted by the policy. The Company shall give immediate written notice to the Purchaser and to insurers of loss or damage to the property and shall promptly file proof of loss with insurers.

         7.6 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. The Company shall use its best efforts to obtain and maintain Directors' and Officers' liability insurance from financially sound and reputable insurers, which are licensed to provide such insurance in the State of Connecticut, provided the cost of such insurance is reasonable in relation to the resources of the Company available to pay for the same at the time in question.

         7.7 ACCOUNTS AND RECORDS. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

         7.8 COMPLIANCE WITH REQUIREMENTS OF GOVERNMENTAL AUTHORITIES. The Company shall duly observe and conform in all material respects to all requirements of governmental authorities relating to the conduct of its business or to its property or assets. Without limiting the generality of the foregoing, the Company will:

                  (a) Comply in all material respects with all minimum funding requirements applicable to any pension plans, employee benefit plans or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986, as amended (the "Code"), and comply in all other respects with the provisions of ERISA and the provisions of the Code applicable to such plans; and

                  (b) Comply in all material respects with all applicable laws of the United States and of each applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit; and keep all records required to be kept, and file all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such government contract.

                  (c) So conduct its business in all material respects that neither the Company nor any property owned or occupied by the Company is in violation of any Federal or State Environmental Law of any sort or in violation of any Federal or State "OSHA" Law so-called.

         7.9 MAINTENANCE OF CORPORATE EXISTENCE, ETC. The Company shall maintain in full force and effect its corporate existence, rights, government approvals and franchises and all licenses and all Listed Rights and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it.

         7.10 AVAILABILITY OF STOCK FOR EXERCISE. The Company will, from time to time, in accordance with the laws of the state of its incorporation, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit exercise in full of the Warrant (or the unexercised portion thereof).

         7.11     CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS.

                  (a) The Company will require all persons now or hereafter employed by the Company or a subsidiary and designated as a "Key Employee" by the Company's Board of Directors to execute a non-competition agreement, and all employees and Related Parties to execute a proprietary information and non-disclosure agreement, in favor of the Company and the Purchaser, all in form and substance satisfactory to the Purchaser, in each case as a condition precedent to the employment of such individuals and to induce the Purchaser to enter into this Agreement and in each case Purchaser shall under the terms thereof, have the right to enforce the same if the Company shall fail to do so to the Purchaser's satisfaction.

                  (b) The Company will cause all technological developments, inventions, discoveries or improvements made by employees of the Company and its subsidiaries to be fully documented in engineering notebooks in accordance with the best prevailing industrial professional standards, and where possible and appropriate, cause all employees to file and prosecute United States and foreign patent applications relating to and protecting such developments.

         7.12 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Shares and Warrant for the purposes described in Section 3.22 hereof.

         7.13 TRANSACTIONS WITH AFFILIATES. The Company will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm's-length transaction with a person not an Affiliate.

         7.14 COMPLIANCE BY SUBSIDIARIES. The Company will cause any subsidiary which it may now have and/or which it may organize or acquire in the future to comply fully with all terms and provisions of Section 7 to the same extent as if such subsidiary or subsidiaries were the "Company" herein.

         7.15 MAINTENANCE OF CONNECTICUT PRESENCE. The Company shall not relocate (as that term is defined in Section 32-5a of the Connecticut General Statutes) outside of the State of Connecticut so long as the Purchaser owns any Securities. The Company will maintain a "Connecticut Presence" so long as the Purchaser owns any Securities. A Connecticut Presence shall mean, without limitation, (a) maintaining the Company's principal place of business (including its executive offices and officers) in the State of Connecticut, (b)basing a majority of its employees and those of its subsidiaries in the State of Connecticut, (c) conducting a majority of its operations and those of its subsidiaries, including manufacturing activities conducted directly or through subcontractors and vendors, In the State of Connecticut, and (d) maintaining the Company's and each subsidiary's principal bank accounts in the State of Connecticut.

         7.16     CONNECTICUT EMPLOYMENT.

                  (a) The Company shall create jobs in the State of Connecticut and shall use its best efforts to employ residents of Connecticut in these jobs.

                  (b) The Company shall not relocate (as that term is defined in Section 32-5a of the Connecticut General Statutes) within the State of Connecticut without first obtaining the express written consent of the Purchaser, which consent the Purchaser may withhold in its discretion. If the Company relocates within the State of Connecticut, it will offer employment at its new location to its employees from the original location if such employment is available.

                  (c) The Company shall furnish to the Purchaser copies of the quarterly reports filed by the Company and any of its subsidiaries with the Connecticut Department of Labor and upon request, employment records and such other personnel records to the extent permitted by law as the Purchaser may reasonably request to verify the creation or retention of Connecticut employment.

                  (d) The Company will at any time at the request of the Purchaser provide Purchaser with authorization satisfactory to the Connecticut Department of Labor enabling Purchaser to examine all records of said Department relating to the Company and/or any of its subsidiaries.


         7.17 EQUAL OPPORTUNITY. The Company agrees and warrants that it is an equal opportunity employer and that it does not discriminate. The Company further agrees and warrants that:

                  (a) The Company will not discriminate or permit discrimination against any employee or applicant for employment because of sex, sexual orientation, race, color, religious creed, age, martial status, mental retardation, physical disability, national origin, or ancestry. Such action shall include, but not be limited to, the following: Employment upgrading, demotion or transfer; recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

                  (b) The Company agrees to take affirmative action to insure that applicants with job-related qualifications are employed.

                  (c) The Company will, in its solicitation for employees, state that it is an "affirmative action-equal opportunity employer."

                  (d) The Company agrees to provide each labor union or representative of workers with which the Company has a collective bargaining agreement or other contract or understanding and each vendor with which the Company has a contract or understanding, a notice to be provided by the Commission of Human Rights and Opportunities (the "CHRO") and to post copies of the notice in conspicuous places available to employees and applicants for employment.

                  (e) The Company agrees to cooperate with the Purchaser, the State of Connecticut and/or any of its agencies and the CHRO to insure that the purpose of this equal opportunity clause is being carried out.

                  (f) The Company agrees to comply with all relevant regulations and orders issued by the CHRO, to provide the CHRO with such information as it may request, and to permit the CHRO access to pertinent books, records, and accounts concerning the contractor's employment practices and procedures.

                  (g) The Company agrees to comply with all of the requirements set out by Section 4a-60 of the Connecticut General Statutes, as it may be amended.

                  (h) The Company agrees to post a notice of this acceptance of the foregoing equal employment opportunity provisions at its place of business, clearly visible, in such form as is satisfactory to the Purchaser.

         7.18 CERTAIN DISTRIBUTIONS/PAYMENTS. Until the Company shall close a public offering registered under the Securities Act or be required to file periodic reports under the Securities Exchange Act of 1934, as amended, the Company will not and will not permit any

Subsidiary (except a 100% Subsidiary) to make any (1) declaration, setting aside or payment of any dividend or other distribution in respect of any of the Company's capital stock, or (ii) direct or indirect redemption, purchase or other acquisition of any of such stock (or any warrant, option or other right with respect to such stock) except in any case stock, warrant, options or other rights owned by the Purchaser or by Technology Investment Fund, Inc. or (iii) any repayment of Company debt held by any Related Party or by any Affiliate or subsidiary debt held by any Related Party or by any Affiliate, except (a) debt held by the Purchaser, or (b) debt held by officers of the Company representing deferred salaries of not more than $37,000 in the aggregate which may not be repaid until the Company has achieved a positive cash flow for three (3) successive months or the Company is no longer obligated to make the royalty payments as described in the Offering Memorandum; provided, however, the Company also may repurchase stock of the Company owned by former employees in an amount not exceeding $20,000 per year (provided the Company has funds legally available therefor and the purchase price of such stock does not exceed one and one-half percent (1 1/2%) of annual gross revenues).

         7.19 EMPLOYEE STOCK PURCHASES. The Company will not issue (which term shall, for the purpose of this Section 7.19, include without limitation the issuance of any shares of, or the grant of any warrant, options or other rights to purchase any shares of or any commitment to issue) any shares of its capital stock (which term shall, for the purpose of this Section 7.19, include without limitation, securities convertible into capital stock, or rights to acquire capital stock), to employees officers, directors, consultants, or scientific advisors of the Company or any subsidiary thereof; except the number of shares of Common Stock (as adjusted for stock dividends, stock splits and similar corporate events) issued or reserved for issuance pursuant to any existing or proposed option plan disclosed on the Schedule of Exceptions/Disclosures and then only at prices no less than 50% of the fair market value of such stock at the time of the grant of option.

SECTION 8: RIGHT TO PUT SECURITIES

         8.1 RIGHT TO PUT. On the terms and conditions herein set forth, the Purchaser shall have the right to sell to the Company, and the Company agrees to purchase from the Purchaser, in one or more transactions, the Purchaser's Securities for the Put Price on the terms and conditions set forth herein (the "Put").

         8.2 METHOD OF EXERCISE. On the terms and conditions herein set forth, the Purchaser may exercise its rights hereunder to sell all or any part of its Securities by delivering to the Company a notice of Put (a "Notice of Put") in the form attached hereto as Exhibit G.

         8.3 TIME OF EXERCISE. The rights of the Purchaser to put any or all of its Securities shall become exercisable at any time within one hundred eighty (180) days after the occurrence of any one or more of the following events:

                           (i)      If the Company fails to maintain a
                  Connecticut Presence in accordance with Section 7.15 of this Agreement; or

                           (ii) If, at any time prior to the closing of a public offering registered under the Securities Act or such time that the Company is required to file reports pursuant to Section 13 or Section 15(d) under the Securities Exchange Act of 1934, as amended:

                                    (A)      A Change of Control occurs; or

                                    (B)      The Company transfers, assigns or
                                    licenses any of its Listed Rights, know how, technology, trade secrets or Intellectual Property now owned or hereafter acquired by it without the written consent of the Purchaser excluding therefrom licenses made in the ordinary course of its business; or

                                    (C)      The Company sells or otherwise
                                    disposes of the capital stock in any
                                    subsidiary or of all or a substantial part of the Company's assets or business or of all or a substantial part of the assets or business of any subsidiary (whether by sale of assets, exclusive license or otherwise); or

                                    (D)      The Company purchases or otherwise
                                    acquires capital stock in any corporation or equity interest in any other entity (other than that of a subsidiary) or lends money to any person (other than advances made to officers or employees to cover business expenses to be incurred in the ordinary course of business) or entity or purchases a substantial part of the operating assets of any person or entity; or

                           (iii) If seven (7) years have elapsed from the Closing Date.

         8.4 CLOSING DATE. The closing of the purchase and sale of the Securities pursuant to Section 8 hereof shall be held on the date which is the thirtieth (30th) business day after delivery of the Notice of Put or, if later, ten (10) days after the determination of the Aggregate Market Value, which the parties agree to use their best efforts to determine as soon as possible after delivery of a Notice of Put.

         8.5 CLOSING PROCEDURE. At the closing, the Purchaser will deliver to the Company the Securities which are covered by the Notice of Put and the Company will deliver to the Purchaser the Put Price for such Securities in cash, certified or bank check, or by wire transfer. The Purchaser shall, at the Company's request, represent and warrant to the Company that (i) it owns the Securities which are covered by the Notice of Put free and clear of all liens, charges and encumbrances, and (ii) it has the power and authority to transfer such Securities to the Company and to consummate the Put.

SECTION 9: REGISTRATION RIGHTS.

         9.1 CERTAIN DEFINITIONS. As used in this Section 9, the following terms shall have the following respective meanings:

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Registrable Securities" shall mean the Shares and Warrant Shares less any Shares and Warrant Shares theretofore sold to the public or in a private placement.

         The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Section 9.2 or Section 9.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, all fees and disbursements of counsel for any Holder and any blue sky fees and expenses excluded from the definition of "Registration Expenses."

         "Holder" shall mean any holder of outstanding Shares, Warrant Shares or Registrable Securities which (except for purposes of determining "Holders" under Section 9.7 hereof) have not been sold to the public.

         "Initiating Holders" shall mean Purchaser or its assignees who in the aggregate are Holders of not less than thirty-three percent (33%) of the Registrable Securities, and, after any other Holder or Holders have joined in a request by such Initiating Holders, shall include such other Holder or Holders.

         "Other Shareholders" shall mean holders of securities of the Company who are entitled by contract with the Company or who are permitted by the Company to have securities included in a registration of the Company's securities.

         9.2      COMPANY REGISTRATION.

                  (a) Notice of Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, the Company will:

                           (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                           (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, subject to any limitations on the number of shares as set forth in Section 9.2 (b)below.

                  (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the company shall so advise the Holders as part of the written notice given pursuant to Section 9.2 (a)(i). In such event, the right of any Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting shall be limited to the extent provided herein. All holders proposing to distribute their securities through such underwriting shall (together with the Company, directors and officers and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.

         Notwithstanding any other provision of this Section 9.2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The number of shares that may be included in the registration and underwriting on behalf of such Holders, directors and officers and Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration at the time of filing the registration statement.

         If any Holder of Registrable Securities or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         9.3      REQUESTED REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. If at any time the Company shall receive from an Initiating Holder a written request that the Company effect a registration with respect to all or a part of the Registrable Securities, the Company will:

                           (i) promptly give written notice of the proposed registration to all other Holders; and

                           (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given by such Holder or Holders within thirty (30) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this paragraph 9.3:

                                    (A)      after the Company has effected two
                                    (2) such registrations pursuant to this
                                    subparagraph 9.3(a) and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed, provided, however, that any such registration shall not be counted as a registration for purposes of this clause (A) if the securities of directors, officers or Other Shareholders, if any, included therein comprise greater than fifty percent (50% ) of all securities included in such registration unless the Holders have been afforded the opportunity to sell all of their Registrable Securities.

                                    (B)      prior to the time the Company has
                                    consummated a public offering pursuant to an effective registration statement under the Securities Act or otherwise become a reporting Company under the Exchange Act; or

                                    (C)      if the request for registration
                                    does not request the registration of either
                                    (i) thirty-three percent (33%) or more of the Registrable Securities or (ii) Registrable Securities with a proposed public offering price of $500,000 or more.

         Subject to the foregoing clauses (A), (B) and (C), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or request of the Initiating Holders.

         The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of subparagraph 9.3(b) below, include other securities of the Company which are held by officers or directors of the Company or which are held by parties who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

                  (b) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this paragraph 9.3 and the Company shall include such information in the written notice referred to in subparagraph 9.3(a)(i) above. The right of any Holder to registration pursuant to this paragraph 9.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

         If officers or directors of the Company holding other securities of the Company shall request inclusion in any registration pursuant to this paragraph 9.3, of if holders of securities of the Company who are entitled, by contract with the Company, to have securities included in such registration (the "Other Shareholders") request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of all applicable provisions of this Section 9. The Company shall (together with all Holders, officers, directors and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably acceptable to the Company.

         Notwithstanding any other provision of this paragraph 9.3, if the representative of the underwriter or underwriters advises the Initiating Holders in writing that marketing factors make it advisable to impose a limitation on the number of shares to be underwritten, the securities of the Company (other than Registrable Securities) held by officers or directors of the Company and by Other Shareholders shall be excluded from such registration to the extent so required by such limitation and if a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders of Registrable Securities whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the registration statement. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

         If any Holder of Registrable Securities, officer, director or Other Shareholder above disapproves of the terms of the underwriting, such party may elect to withdraw therefrom by written notice to the Company, the underwriter and Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

         If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

         9.4 REGISTRATION RIGHTS. In the event that the company grants or has granted registration rights, including demand registration rights, to any other holder of securities of the Company, the Company will promptly give to the Holder written notice thereof and, if in the opinion of the Holder such registration rights are more favorable than the registration rights provided under this Agreement, the Holder shall so notify the Company within thirty (30) days of the receipt of the foregoing notice of the Company, where upon such registration rights shall automatically be deemed incorporated in this Agreement.

         9.5 EXPENSES OF REGISTRATION. The Company shall bear all Registration Expenses incurred in connection with any registration, qualification and compliance by the Company pursuant to Section 9.2 and 9.3 hereof All Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares, so registered.

         9.6 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Section 9, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof The Company will, at its expense:

                  (a) keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

                  (b) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request; and

                  (c) use its best efforts to register or qualify the Registrable Securities under the securities laws or blue-sky laws of such jurisdictions as any Holder may request; provided, however, that the company shall not be obligated to register or qualify such Registrable Securities in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in order to effect such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

         9.7      INDEMNIFICATION.

                  (a) The Company, with respect to each registration, qualification and compliance effected pursuant to this Section 9, will indemnify and hold harmless each Holder, each of its officers, directors, partners, and agents, and each party controlling such Holder, and each underwriter, if any, and each party who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission ( or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners, and agents, and each party controlling such Holder, each such underwriter and each party controlling such Holder, each such underwriter and each party who controls any such underwriter, for any legal and any other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based solely upon written information furnished to the Company by such Holder or underwriter, as the case may be, and stated to be specifically for use in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance.

                  (b) Each Holder and Other Shareholder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each party who controls the Company or such underwriter, each other such Holder and Other Shareholder and each of their respective officers, directors, partners, and agents, and each party controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Shareholders, directors, officers, partners, agents, parties, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document solely in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Shareholder and stated to be specifically for use in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance; provided, however, that the obligations of such Holder and Other Shareholders hereunder shall be limited to an amount equal to the proceeds to each such Holder and Other Shareholder of securities sold as contemplated herein.

                  (c)      Each party entitled to indemnification under this
         Section 12.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnify may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have been advised by counsel that actual or potential differing interests or defenses exist or may exist between the Indemnifying Party and the Indemnified Party, in which case such expense shall be paid by the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified

         Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall provide such information as may be reasonably requested by an Indemnifying Party in order to enable such Indemnifying Party to defend a claim as to which indemnity is sought.

         9.8 INFORMATION BY HOLDER. Each Holder of Registrable Securities, and each Other Shareholder holding securities included in any registration, shall furnish to the Company such information regarding such Holder or Other Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 9.

         9.9 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

                  (a) Make and keep public information available, as the terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") at any time after it has become subject to such reporting requirements; and

                  (c) So long as the Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement in connection with an offering of its Securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

SECTION 10:       DEFINITIONS

         As used in this Agreement, capitalized terms shall have the respective meanings set forth in this Agreement or set forth below or in the Section of this Agreement referred to below:

         ACCREDITED INVESTOR - shall have the meaning set forth in Regulation D under the Securities Act.

         AFFILIATE - a person (other than a subsidiary or the Purchaser) (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (2) which beneficially owns or holds 5% or more of any class of the voting stock of the Company or (3) 5% or more of the voting stock (or in the case of a person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or one of its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         AGGREGATE MARKET VALUE - shall mean on any date (i) the Current Market Value (as hereinafter defined) on such date of each share of Common Stock held by the Purchaser and subject to a Notice of Put and (ii) if, at any time prior to the termination of the right of the Purchaser to exercise the Put (as hereinafter set forth), a registration statement under the Securities Act of 1933, as amended, has been declared effective covering the offering and sale of securities of the Company, the difference between (A) the Current Market Value on such date of the shares of Common Stock purchasable upon exercise of the Warrant and covered by a Notice of Put and (B) the aggregate exercise price to purchase such shares of Common Stock upon exercise of the Warrant. The term "CURRENT MARKET VALUE" on any date shall be:

                  (a) if the Common Stock is not traded in such manner that the quotations referred to in clause (b) below are available for the period required hereunder, the value determined in good faith by the Board of Directors of the Company or, if such determination cannot be made or is reasonably objected to by the Purchaser within twenty (20) days of its notification thereof, by a nationally recognized independent investment banking firm (which has no past or present relationship with the Company or the Purchaser) selected in good faith by the Board of Directors of the Company, or if such selection cannot be made or is reasonably objected to by the Purchaser within twenty
         (20) days of its notification thereof, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in Hartford Connecticut in accordance with its rules;

                  (b) the average of the daily closing prices for the 30 consecutive business days ending no more than 15 .business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading (or if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") on such day, or if, on any day in question, the security shall not be quoted on the NASDAQ, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated).

         BALANCE SHEET - Section 3.7.

         CERTIFICATE OF NON-RELOCATION - Section 5.8.

         CHANGE OF CONTROL - shall mean if(1) the Company consolidates or merges with or into another corporation, or conveys all or substantially all its assets to another corporation, unless, upon consummation of any consolidation or merger or a sale of assets, the holders of voting securities of the Company are directly or indirectly greater than fifty percent (50%) of the voting power needed to elect directors of the consolidated or surviving or acquiring corporation, or (2) another person or entity not a stockholder of the Company on the date hereof acquires Common Stock (or securities convertible into Common Stock or exercisable thereof) representing more than 50 percent of the Company's outstanding Common Stock (on a fully diluted basis).

         CHRO - Section 7.17.

         CLOSING(S) - Section 2.1.

         CLOSING DATE(S) - Section 2.1.

         CODE - the Internal Revenue Code of 1986, as amended.

         COMMON STOCK- Section 1.1.

         CONNECTICUT PRESENCE - Section 7.15.

         CONTRACTS - Section 3.6

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended from time to time.

         FINANCING DOCUMENTS - shall mean this Agreement, the Warrant, the Offering Memorandum, and all other documents set forth in any of the other Schedules and Exhibits hereto (other than Exhibit D), under which, upon execution thereof, the Company or any Related Party shall have any obligation to the Purchaser, all in the respective forms thereof as executed and as amended from time to time.

         INTELLECTUAL PROPERTY - Section 3.16.

         INVESTMENT - shall mean the purchase of the Shares and Warrant by Purchaser for an aggregate price of $150,000, plus any sums paid by Purchaser to Company to exercise its rights to purchase the Warrant Shares under the Warrant.

         KEY EMPLOYEES shall mean any employee who makes or has made a material contribution to the Technology owned by the Company and/or to its marketing and/or to its management.

         LISTED RIGHTS - Section 3.16.

         NOTICE OF PUT - Section 8.2.

         OFFERING MEMORANDUM - Section 3.1

         PUT - Section 8.1. The term "Put", when used as a verb, shall also mean the Purchaser's exercise of the Put.

         PUT DATE - shall mean the date on which a Notice of Put is given in accordance with this Agreement.

         PUT PRICE - shall mean the greater of (i) the amount of the Investment plus an amount calculated to yield to the Purchaser a compounded rate of return of twenty-five percent (25%) per annum on the Investment, or (ii) the Aggregate Market Value on the Put Date.

         RELATED PARTY - any officer, director, significant employee or consultant of the Company or any holder of 5% or more of any class of capital stock of the Company other than the Purchaser or any member of the immediate family of any such officer, director, employee, consultant or shareholder or any entity controlled by any such officer, director, employee, consultant or shareholder or a member of the immediate family of any such officer, director, employee, consultant or shareholder.

         SCHEDULE OF EXCEPTIONS/DISCLOSURE - shall mean Schedule I attached hereto.

         SECURITIES - shall mean the Shares, the Purchase's rights under the Warrant, and any shares of Common Stock received upon exercise of the Warrant (including in each case any securities in respect of the foregoing received upon any stock dividend, stock split or similar event).

         SECURITIES ACT - shall mean the Securities Act of 1933, as amended from time to time.

         SHARES - Section 1.1.

         TECHNOLOGY - Section 3.16(c).

         WARRANT - Section 1.1.

         WARRANT SHARES shall mean, at any time, shares of Common Stock (i) issued and then outstanding upon exercise of the Warrant, (ii) issuable upon exercise of the Warrant, and (iii) issued and then outstanding or issuable in respect of the Common Stock referred to in clauses (i) and (ii) of this definition upon any stock split, stock dividend, recapitalization or similar event.

         100% SUBSIDIARY shall mean an entity all of the capital stock or other ownership interests in which are owned directly or indirectly by the Company.

SECTION 11:       MISCELLANEOUS

         11.1 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut.

         11.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the Closings and any investigation made by the Purchaser.

         11.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that the Company may not assign its rights hereunder.

         11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by Company and Purchaser.

         11.5 RIGHTS AND OBLIGATIONS UNDER OTHER AGREEMENTS. Nothing contained herein shall be intended or construed to detract from or modify, change, amend, or terminate the rights and obligations of the parties under any other agreement or promissory note including, without limitation, a loan agreement and consolidated promissory note dated June 15, 1992.

         11.6     NOTICES, ETC..

                  (a) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telecopier, computer mail or other electronic means, addressed (a) if to the Purchaser, at 40 Cold Spring Road, Rocky Hill, CT 06067, Attention David C. Driver, Executive Director, or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares or Warrant, at such address as such holder shall have furnished to the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, at 5 Science Park, Suite 360, New Haven, CT, 06511, to the attention of the President or at such other address as the Company shall have furnished to the Purchaser and each such other holder in writing.

                  (b) Any notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

         11.7 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, Warrant or Warrant Shares, upon any breach or default of the Company under this Agreement or any of the other Financing Documents, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this

Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or any of the other Financing Documents or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         11.8 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.9     AGENT'S FEES AND SERVICES.

         The Company represents and warrants that neither it nor any subsidiary has retained any finder or broker or other person or firm in connection with the transactions contemplated by this Agreement. The Company accepts sole responsibility for and agrees to pay all agent's fees to any broker, finder or other person or firm claiming the right to receive compensation of any sort in connection with the transactions contemplated herein. In addition, the Company hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of an agent's fee to any broker, finder or other person or firm (and the costs and expenses of defending against such liability or asserted liability) claiming the right to receive compensation of any sort arising from any act by the Company or any of its employees or representatives.

         11.10 LEGAL FEES AND EXPENSES. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, whether or not a closing takes place. On the Closing Date (or if no closing shall take place, within thirty (30) days of receiving any statement or invoice therefor), the Company will pay the reasonable legal fees and out-of-pocket expenses of the Purchaser and special counsel to the Purchaser with respect to this Agreement and the transactions contemplated hereby. The Company shall also pay the reasonable legal fees and the fees of experts and consultants engaged by the Purchaser incurred with respect to the enforcement of any of the Financing Documents and/or with respect to responding to any request made by the Company for the consent of the Purchasers to any action that the Company wishes to take that is either barred under terms of any Financing Document or requires the consent of the Purchaser therefor.

         11.11 TRIAL BY JURY. THE COMPANY HEREBY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY WITH RESPECT TO ANY ACTION BY OR AGAINST PURCHASER ARISING HEREUNDER.

         11.12 WAIVER. THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED UNDER CONNECTICUT GENERAL STATUTES SECTION 52-278a TO 52-278g INCLUSIVE, OR BY ANY OTHER APPLICABLE LAW, STATE OR FEDERAL, HEREBY WAIVES ITS RIGHTS TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGEMENT REMEDY WHICH ANY PURCHASER, AND/OR THE SUCCESSORS OR ASSIGNS OF ANY PURCHASER MAY DESIRE TO USE.

         11.13 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement.

         11.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                   COMPANY:

                                   BIOS LABORATORIES, INC.



                                   By: /s/ Kevin Rakin
                                      ------------------------------------
                                   Title: Secretary and Treasurer
                                         ---------------------------------


                                   PURCHASER:

                                   CONNECTICUT INNOVATIONS, INCORPORATED



                                   By: /s/ Victor Budnick
                                      ------------------------------------
                                   Title  President and Executive Director
                                         ---------------------------------

                                   SCHEDULE I

                       SCHEDULE OF EXCEPTIONS/DISCLOSURES

                                   SCHEDULE I

                                   SECTION 3.4

                SCHEDULE OF EXCEPTIONS/DISCLOSURES - SECTION 3.4

         OUTSTANDING PREEMPTIVE OR OTHER PREFERENTIAL RIGHTS, CONVERSION RIGHTS OR OTHER RIGHTS, OPTIONS, WARRANTS OR AGREEMENTS GRANTED OR ISSUED BY OR BINDING UPON THE COMPANY FOR THE PURCHASE OR ACQUISITION OF ANY SHARES OF ITS CAPITAL STOCK

         The company (has) (intends to adopt) a plan to offer stock options for up to ~ shares of its Common Stock to officers, key employees, directors (other than directors who also are employees) and outside consultants and scientific advisors.** The plan will be administered by a committee appointed by the Board of Directors of the Company. This committee will be authorized to select the persons who will receive stock options and the number of options each will receive. Employees of the Company will be eligible for incentive stock options and non-qualified stock options under the plan, while non-employee directors and consultants will be eligible only for non-qualified stock options. The option price for incentive stock options may not be less than the fair market value of the underlying stock at the time of the grant. The option price for non-qualified stock options will be determined by the committee and may be lower than the fair market value. As of the date hereof, no options have been granted.

         Connecticut Innovations, Inc. holds warrants entitling it to purchase an aggregate of 2,520 shares of Common Stock at an exercise price of $102.12 per share. The number of shares which may be purchased and the exercise price are subject to antidilution provisions.

         Technology Investment Fund, Inc. holds warrants entitling it to purchase an aggregate of 418 shares of Common Stock at an exercise price of $102.12 per share. The number of shares which may be purchased and the exercise price are subject to customary anti-dilution provisions.

         All of these warrants also contain certain "piggyback" registration rights and, if granted to the holder of any other securities of the Company, comparable demand registration rights.

         Under certain circumstances, the holders of these warrants may require the Company to repurchase the warrants at a price to be determined in an appraisal proceeding if the Company and the holder of the warrant are unable to agree upon the repurchase price.

*        2,035

** The Company intends to increase the number of shares subject to the Plan to 4,070.

         The Company has entered into shareholder agreements with each of its stockholders, who was an employee or consultant at the time of issue, other than Dr. Kouri and Mr. Rakin, which gives the Company the right to purchase the stock owned by such stockholder upon termination of his employment with the Company at a price equal to the original purchase price of the shares adjusted upwards for years of service with the Company and creates a right of first refusal in favor of the Company upon the sale or other disposition of any of such stock.

         Dr. Kouri and Mr. Rakin have entered into a Cross Purchase Agreement which gives each person the right to purchase the stock owned by the other person upon termination of his employment with the Company for any reason other than death and creates a right of first refusal in favor of each person upon the sale or other disposition of any of such stock. The Agreement will terminate in certain events, including the occurrence of an initial public offering of any common stock of the Company, upon the sale of all or substantially all of the assets of the Company, or upon the death of either person.

                                   SCHEDULE I

                                   SECTION 3.4


                        SCHEDULE OF EXISTING SHAREHOLDERS


         SHAREHOLDER                                                             NUMBER OF SHARES
1.     Richard E. Kouri                                                                      9,400

2.     Kevin L. Rakin                                                                        4,400

3.     Gualberto Ruano                                                                       1,000

4.     Stephen T. Reeders                                                                    1,000

5.     Deborah A. Consiglio                                                                    600

6.     Linder 14. Jaeckels                                                                     600

7.     Robert W. Tamas                                                                         600

8.     Susan M. Henderson                                                                      300

9.     Melodie W. Henderson                                                                    300

10.    Michael A. Hanna                                                                        182

11.    A. George Mourad                                                                        182

12.    William Mourad                                                                          364

13.    Pamela Scott                                                                            182
                                                                                            ------
                                                                                            19,110

14.      Reserved for Issuance to new shareholders
         (Yale University, W. Rutledge, and Dr. Ezzidden)                                      546
                                                                                          --------
                                                                                            19,656

                                   SCHEDULE I

                                   SECTION 3.6

                              SCHEDULE OF CONTRACTS


1.       Contract between Microbiological Associates, Inc. and BIOS Laboratories
         Inc.

2.       Promissory Note between ICF, Inc. and BIOS Laboratories, Inc.

3.       Contract between FMC Corporation and BIOS Laboratories, Inc.

4. Notice of Grant Award from National Institutes of Health to BIOS Laboratories, Inc. Grant # 1 R43 GM50658-0l.

5. Notice of Grant Award from National Institutes of Health to BIOS Laboratories, Inc. Grant # 9 R44 A134950-02.

6.       Employment agreement between Kevin L. Rakin and BIOS Laboratories, Inc.

7.       Employment Agreement between Richard E. Kouri and BIOS Laboratories,
         Inc.

8.       See Schedule I, Section 3.15 also.

                                   SCHEDULE I

                                  SECTION 3.12


                                   LITIGATION


         The following two cases are pending where BIOS Laboratories, Inc. is a party:

1.       Deborah Consiglio v. BIOS Laboratories, Inc. (Sexual Discrimination
         Claim)

2. Robert Tamas v. BIOS Laboratories, Inc. (Claim for approximately $8,000 deferred compensation)

                                   SCHEDULE I

                                  SECTION 3.14

                                      LIENS


         The following are liens held on BIOS Laboratories, Inc. property:

--------------------------------------------------------------------------------
FINANCING STATEMENT NUMBER               SECURED PARTY
--------------------------------------------------------------------------------
817367                                   Shawmut Bank Boston, MA
--------------------------------------------------------------------------------
817327                                   Connecticut Product Development
                                         Corporation, Hartford, CT
--------------------------------------------------------------------------------
1003141                                  ICF Incorporated, Fairfax VA
--------------------------------------------------------------------------------
0995947                                  Technology Investment Fund, Inc.,
                                         New Haven, CT
--------------------------------------------------------------------------------
961521                                   Connecticut Innovations, Incorporated,
                                         Rocky Hill, CT
--------------------------------------------------------------------------------

                                   SCHEDULE I

                                  SECTION 3.15


                                      LEASE


  Lease between Science Park Development Corporation and BIOS Laboratories, Inc.

--------------------------------------------------------------------------------
LEASED PREMISES:       Real property located at Science Park, New Haven,
                       Connecticut.  BIOS Laboratories, Inc.  shall lease from
                       Science Park Development Corporation part of Building
                       5, known as Suite 2110 consisting of approximately
                       5,929.40 square feet.
--------------------------------------------------------------------------------
TERM:                  The "term" shall commence on December 1, 1993 and will
                       expire on the 5th anniversary of the 21st day of
                       December 1993.
--------------------------------------------------------------------------------
RENT:                  BIOS Laboratories, Inc. shall pay to Science Park
                       Development Corporation a Basic Annual Rent in the
                       amount of $60,835.64 per year for the first year; and
                       $64,630.46 per year for the second and third years; and
                       $53,364.60 for the fourth and fifth years.  The Basic
                       Annual Rent shall be increased by 5% on January 1, 1995
                       and will increase by 5% on January 1, 1997.
--------------------------------------------------------------------------------

                                   SCHEDULE I

                                  SECTION 3.16

                               SCHEDULE OF PATENTS


1. U.S. Patent No. 4,670,119, issued June 2, 1987, by Stanley M. Hurd et al., for ISOELECTRIC FOCUSING DEVICE AND PROCESS (Attorney's Docket No. 85-164)

2. U.S. Patent No. 4,795,541, issued January 3, 1989, by Stanley N. Hurd et al., for METHOD AND APPARATUS FOR MOLDING THIN GET SLABS HORIZONTALLY WITH INTEGRALLY MOLDED LARGE VOLUME SAMPLE WELLS (Attorney's Docket No. 86-370)

3. U.S. Patent No. 4,818,360, issued April 4, 1989, by Stanley M. Hurd et al., for METHOD AND APPARATUS FOR BLOTTING FROM ELECTROPHORESIS GELS (Attorney's Docket No. 87-237)

4. U.S. Patent No. 4,812,216, issued March 14, 1989, by Stanley H. Hurd et al., for METHOD OF HANDLING AND TRANSPORTING A TRANSFER MEMBRANE USED IN A BLOTTING APPARATUS (Attorney's Docket No. 87-261)

5. U.S. Patent No. 4,909,977, issued March 20, 1990, by Stanley M. Hurd et al., for METHOD FOR MOLDING THIN GEL SLABS HORIZONTALLY WITH INTEGRALLY MOLDED LARGE VOLUME SAMPLE WELLS (Attorney's Docket No. 88-348)

6. U.S. Patent No. 4,913,791, issued April 3, 1990, by Stanley H. Hurd et al., for BLOT FRAME AND METHOD OF HANDLING (Attorney's Docket No. 89-143)

7. U.S. Patent No. 4,732,656, for APPARATUS AND PROCESS FOR RESOLVING SAMPLE SPECIES (Attorney's Docket No. 87-175)

8. U.S. Patent Application Serial No. 594,288, filed October 9, 1990, by Richard E. Kouri, for IMPROVED METHOD FOR PROBE DETECTION (Attorney's Docket No. 89-385)

9. U.S. Patent Application Serial No. 63-21476, for METHOD OF HANDLING AND TRANSPORTING A TRANSFER MEMBRANE USED IN A BLOTTING APPARATUS (Attorney's Docket No. 87-2 61 (JAR))

10. U.S. Patent Application Serial No. 88-40214, for METHOD OF HANDLING AND TRANSPORTING A TRANSFER MEMBRANE USED IN A BLOTTING APPARATUS (Attorney's Docket No. 87-261 (EPC))

11. U.S. Patent Disclosure filed for PRIMER UNDIMER METHODOLOGY FOR IN VITRO AMPLIFICATION OF VERY DILUTE DNA SAMPLES (Attorney's Docket No. 90-120)

                                   SCHEDULE I

                                  SECTION 3.16

                             SCHEDULE OF TRADEMARKS



1. TINEFRANE-Registered Trademark-, U.S. Registration No. 1,571,468, registered on December 19, 1989

2. BIOS-Registered Trademark-, U.S. Registration No. 1,648,603, registered on June 25, 1991

3. BIOSLINK-Registered Trademark-, U.S. Registration No. 1,655,339, registered on September 3, 1991

4. OPTITAQ-Registered Trademark-, U.S. Registration No. 1,667,165, registered on December 3, 1991

5. EVO-Registered Trademark-, U.S. Registration No. 1,649,868, registered on July 9, 1993

6. BIOSYCLER-Registered Trademark-, U.S. Registration No. 1,646,728, registered on June 4, 1991

7.       PCRABLE, U.S. Trademark Application Serial No. 069,413, filed on June
         15, 1990

                                   SCHEDULE I

         Section 7.19 - Existing or Proposed Option Plans


See Schedule I, Section 3.4

                                   SCHEDULE II

            SCHEDULE OF KEY EMPLOYEES AND CONSULTANTS OF THE COMPANY


1.       Richard E. Kouri - President
         70 East Gate Road
         Guilford, CT 06437

2.       Kevin L. Rakin - Treasurer
         19 Linwold Drive
         West Hartford, CT 06107

                                  SCHEDULE III

                               OFFERING MEMORANDUM

                             BIOS LABORATORIES, INC.

                                 5 Science Park
                               New Haven, CT 06511





                               SUPPLEMENT NO. 1 TO
                        CONFIDENTIAL OFFERING MEMORANDUM
                              DATED AUGUST 27, 1993



         The Confidential Offering Memorandum of BIOS Laboratories, Inc. (the "Company"), dated August 27, 1993, is supplemented as follows:

         The Company's address is now: 5 Science Park, New Haven, Connecticut 06511.

         The Company is no longer a Subchapter `5' corporation; it is now a Subchapter `C' corporation for tax purposes under the Internal Revenue Code.




December 21, 1993

                   CONFIDENTIAL OFFERING MEMORANDUM Copy No. -

                             BIOS LABORATORIES, INC.

                               291 Whitney Avenue
                               New Haven, CT 06511


                        ---------------------------------

                          2,184 Shares of Common Stock
                        Purchase Price Per Share $137.36
                   Minimum Subscription $25,000 for 182 Shares

                        ---------------------------------

         The Company is engaged in the business of developing and marketing biological products and services and laboratory equipment for sale to governmental entities, universities, other nonprofit entities and pharmaceutical companies engaged in molecular genetics research. The Company also engages in research relating to the cloning and characterization of genes believed to be of commercial value.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".


August 27, 1993

         THIS OFFERING MEMORANDUM HAS BEEN PREPARED ON A CONFIDENTIAL BASIS SOLELY FOR THE BENEFIT OF SELECTED QUALIFIED ACCREDITED INVESTORS IN CONNECTION WITH THE PRIVATE PLACEMENT OF SECURITIES OF THE COMPANY. IT IS NOT TO BE REPRODUCED OR REDISTRIBUTED.

                       ----------------------------------

         THIS MEMORANDUM SHALL, UNDER NO CIRCUMSTANCES, CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE, NOR SHALL THERE BE ANY OFFER OR SALE, OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                       ----------------------------------

         INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS MEMORANDUM OR ANY COMMUNICATION FROM THE COMPANY REGARDING THE INVESTMENT CONTEMPLATED BY THIS MEMORANDUM, WHETHER WRITTEN OR ORAL, AS LEGAL, TAX, ACCOUNTING, INVESTMENT OR OTHER EXPERT ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT, AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX, ACCOUNTING, FINANCIAL AND RELATED MATTERS CONCERNING THE INVESTMENT.

--------------------------------
This page ends here.

EXHIBIT A - Charter and By-Laws of the Company

EXHIBIT B - Subscription Agreement

EXHIBIT C - Catalogue and Glossary of Terms

EXHIBIT D - Unaudited Financial Statements for 1992 and the 6-month period ending 6/30/93

                                   THE COMPANY

         BIOS Laboratories, Inc. ("BIOS" or the "Company"), a Delaware corporation, is engaged in the business of developing and marketing biological products and services and laboratory equipment for sale to governmental entities, universities, other nonprofit entities and pharmaceutical companies engaged in molecular genetics research. Purchasers use these products and services to study the organization and function of genes in normal and diseased states, often with a view toward securing proprietary rights to and commercially exploiting genes of importance to human health. The Company also engages in research relating to the cloning and characterization of genes believed to be of commercial value. See "DESCRIPTION OF BUSINESS".

         The Company's offices are located at 291 Whitney Avenue, New Haven Connecticut 06511 and its telephone number is (203) 773-1450. A copy of the Company's certificate of incorporation and bylaws accompany this Offering Memorandum as Exhibit A.

         The business of the company was acquired in 1991 from a predecessor corporation (whose name was BIOS Corporation) organized by Dr. Richard E. Kouri and others in 1986. Dr. Kouri is President of the Company and Mr. Kevin Rakin is its Chief Financial Officer. Messrs. Kouri and Rakin are also the sole directors of the Company and its principal shareholders.


                              TERMS OF THE OFFERING

         The Company is offering hereby to sell 2,184 shares of its Common Stock, par value S, 001 per share (the "Common Shares"), to a limited number of investors who qualify as "accredited investors" under Regulation D of the Rules and Regulations of the Securities and Exchange Commission. The criteria for "accredited investors" are set forth in the form of subscription agreement for the Common Shares included with this Memorandum as Exhibit B (the "Subscription Agreement").

         The offering of the Common Shares hereunder will not be registered under federal or state securities laws and, accordingly, the Common Shares offered hereby may not be resold unless a registration statement with respect to the Common Shares is effective or an exemption from such registration is available. Common Shares will also be subject to certain restrictions on transfer described below.

         Investment in the Common Shares is suitable only for purchasers who have no need for liquidity with respect to their investment, have such knowledge and experience as to be capable of evaluating their investment and who are capable of bearing the risk of the entire loss of their investment.

         Each subscriber for Common Shares will be required to enter into a Subscription Agreement with BIOS in the form included with this Memorandum as Exhibit B. Each Subscription Agreement will contain, among other things, representations and warranties by the subscriber that he or she is an "accredited investor" (as described in the Subscription Agreement) and that the subscriber is acquiring the Common Shares for investment and not with a view to the distribution thereof.

         Each Subscription Agreement will also contain restrictions on the transfer of the Common Shares by the subscriber giving the Company a right of first refusal with respect to all of the Common Shares offered hereby. This right of first refusal will require each subscriber to notify the Company of any proposed sale, transfer, assignment, pledge or other disposition (a "Transfer") of any of the Common Shares and of the terms and price of such intended Transfer. The Company may then elect to purchase the Common Shares subject to the proposed Transfer upon the terms and price given in the notice to the Company from the subscriber.

         Any transfer of Common Shares will also be subject to compliance with applicable state and federal securities laws. All certificates for Common Shares will bear an appropriate legend indicating the restrictions on transfer contained in the Subscription Agreement.

         Subscriptions for the Common Shares offered hereby may be made only by completing and signing the Subscription Agreement and returning it to the Company no later than September 30, 1993 or such later date prior to January 1, 1994 as may be established by the Company. The Company will not accept subscriptions for less than 182 Common Shares, but reserves the right to waive this requirement. The purchase price for the Common Shares must accompany the Subscription Agreement and must be paid by check, bank draft, or money order payable in United States currency to the order of BIOS Laboratories, Inc. There is no requirement that any minimum number of Common Shares be sold as a condition to the acceptance of subscriptions by the Company.

         The Company may reject all or any part of a subscription in its sole discretion. If a subscription is rejected in whole or in part for any reason, the subscription amounts rejected will be promptly repaid without interest.

         Each prospective investor and his or her advisor may inquire about any aspect of this offering, and will be afforded the opportunity to obtain, and are encouraged to request, additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort and expense. All requests for additional information should be directed to the Company.

         The Common Shares will be offered by the Company through its officers, directors and employees and no selling fees or commissions will be paid.


                                  RISK FACTORS

         The Common Shares offered hereby are highly speculative, involve a high degree of risk and should be purchased only by sophisticated investors who can afford to lose their entire investment. The following risk factors should be considered carefully by prospective investors before making an investment. Each prospective investor also should consult his own legal, tax and financial advisor with respect to these risks and the suitability of his making an investment in the Company.

                    ABSENCE OF ANY MARKET: LACK OF LIQUIDITY

         There is no public market for the Common Shares and it is not expected that any market will develop in the foreseeable future.
Consequently, if any investor needs to sell his Common Shares, he may find it impossible to make such a sale and therefore should be prepared to hold his Common Shares for an indefinite period.

                    RESTRICTIONS ON TRANSFER OF COMMON SHARES

         The Common Shares offered hereby have not been registered under state or federal securities laws. Accordingly, the Common Shares may not be resold in the absence of an effective registration statement for or an available exemption under such laws. The Company is under no obligation to, and has no intention to, register the Common Shares or comply with an exemption from registration so as to permit any resale. In addition, the Subscription Agreement restricts the transfer of the Common Shares. See "TERMS OF THE OFFERING."

                 HISTORY OF LOSSES: NEED FOR ADDITIONAL FUNDING

         The Company has experienced operating losses since its inception and expects to incur additional operating losses for the foreseeable future. There can be no assurance that the Company can achieve profitability or that the capital raised through this offering will be sufficient to satisfy the Company's capital requirements in the near future.

         Achievement by the Company of its objectives and its ability to continue in business may depend upon its ability to raise substantial additional funds to finance the expenses of its operations. There can be no assurance that such additional funding can be obtained on acceptable terms or at all, and if it can be obtained, what form or forms it may take. Any number of factors, including prevailing market conditions and the Company's performance could significantly affect or preclude the Company's obtaining additional funding on terms acceptable to it, or cause the Company to change materially, or abandon its business plan, or cease its operations.

                          DEPENDENCE UPON KEY PERSONNEL

         The Company's continued operations are dependent on the active participation of its officers and other key personnel. See "Management". The loss of the services of any of these people could adversely affect the conduct of the Company's business.

         In addition, because of the nature of its business, the Company will be dependent upon its ability to attract and retain additional qualified management and scientific, marketing and sales personnel. There is significant competition for such personnel, and there is no assurance that the Company will be successful in recruiting and retaining such personnel.

                                   COMPETITION

         There are many companies, both public and private, engaged in developing biological products for scientists conducting molecular biology research. Many of these companies have substantially greater capital, research and development, manufacturing, marketing, human resources and experience than BIOS and represent significant long-term competition for BIOS. Such companies may succeed in developing products that are more effective and less costly than those developed by BIOS in production and marketing. See "Description of Business -Competition".

                        PATENT AND LICENSE UNCERTAINTIES

         Because of the expense and length of time associated with bringing new products to the marketplace, the biotech industry has traditionally placed considerable importance on obtaining patents. Proprietary rights relating to the products of the Company will be protected from unauthorized use by third parties only to the extent that they are covered by enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that any patent applications covering BIOS products will be successfully filed or that any filed applications will result in issued patents.

                                  NO DIVIDENDS

         The Company has never paid any dividends on its Common Stock and does not anticipate that dividends will be declared on the Common Stock in the foreseeable future.

                                    DILUTION

         Prior to this offering, the outstanding 18,200 shares of common stock of the Company had a negative tangible book value of $30.64 per share. Following the sale of the Common Shares offered hereby at a price of $137.36 per share, the negative tangible book value of the Common Stock of the Company will be $20.61 per share. Consequently, the purchasers of the Common Shares offered hereby will have experienced an immediate dilution in the tangible book value of their shares of $157.97 per share, while the existing shareholders of the Company will have experienced an immediate increase in the tangible book value of their shares of $10.03 per share.

         In addition, the Company has issued outstanding warrants entitling the holders to purchase an aggregate of 2,938 shares of Common Stock at an exercise price of $102.12 per share. Assuming all of the Common Shares offered hereby are sold, the number of shares of Common Stock of the Company which may be purchased under one of these warrants will increase from 1,672 to 1,873 and the exercise price specified in this warrant will decrease from $102.12 to $91.18 per share. See "MANAGEMENT - Principal Shareholders".

         If any one or more of these warrants are exercised, the exercise will result in additional dilution to the purchasers of the Common Shares offered hereby.

                       CONTROL OF COMPANY BY KEY INVESTORS

         Upon completion of this offering, the existing shareholders of the Company will hold a majority of the total outstanding stock of the Company on a fully diluted basis. Certain principal stockholders, acting together, will continue to have the power to elect all of the directors of the Company and to approve or disapprove any corporate actions requiring a majority vote of the shareholders of the Company.

         UNAVAILABILITY OF AUDITED FINANCIAL INFORMATION

         None of the financial data contained in this Memorandum has been audited by independent certified public accountants.

                      OFFERING PRICE ARBITRARILY DETERMINED

         The offering price for the Common Shares has been arbitrarily established and bears no relationship to the assets or book value of the Company or conventional financial criteria generally used in determining the value of a company's securities.

SUBCHAPTER S STATUS

         The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Under Subchapter 5, the net income of the Company will be taxed to the shareholders of the Company whether or not such income is distributed to shareholders. If the Company decides not to distribute its net income to shareholders but to use it instead to provide working capital or for future business needs, shareholders would be taxed on their share of undistributed net income without receiving any dividends with which to pay such taxes. In addition there is always the risk that the Subchapter S election may be terminated unintentionally, which may have an adverse impact on the Company and its shareholders. The Company is now considering terminating its Subchapter S election to take advantage of certain recent favorable changes in the tax law with respect to the taxation of capital gains. Prospective investors should consult with their own tax advisors about the effect of the Company's tax status on their individual situations.

                             NO INDEPENDENT COUNSEL

         No independent legal counsel has been retained to protect the interests of the investors in this offering. Consequently, each prospective investor should consult his own attorney and other professional advisors before making an investment in the Common Shares and is invited to ask questions of the Company concerning the terms of this offering, the Company and any other relevant matters.
                                 USE OF PROCEEDS

         Assuming subscriptions are received for all of the Common Shares offered hereby, the Company will receive gross proceeds of $300,000 less estimated offering expenses of approximately $10,000.

         Such proceeds will be used by the Company, to the extent of approximately $200,000, to pay operating costs, including expenses for increased sales and marketing activities. The balance will be retained for working capital and for other general corporate purposes.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1993 and as adjusted to give effect to the sale of the Common Shares offered hereby:

                                                     Actual          As adjusted
                                                     ------          -----------

Current maturities of long-term                       $  67,336      $  67,336
         debt

Long-term debt                                          562,084        562,084

Subordinated stockholder debt                            36,845         36,845

Capital lease obligations                                11,391         11,391

Stockholders' equity:

Common Stock, $O.001 par value per

share, 75,000 shares authorized, 18,200

shares issued and outstanding, 2,184

shares issued pro forma as adjusted                          18             20

Additional paid-in capital                                1,802        301,800

Accumulated deficit                                     (559459)      (559.459)
                                                        --------      ---------

Stockholders' equity                                   (557.639)      1257.639)
                                                       ---------      ---------

      Total capitalization                            $ 120,017      $ 420,017
                                                      ---------       ---------


                             DESCRIPTION OF BUSINESS

         BIOS is engaged in the business of developing and marketing biological products and services and laboratory equipment for sale to governmental entities, universities, other nonprofit entities and pharmaceutical companies engaged in molecular genetics research. Purchasers use these products and services to study the organization and function of genes in normal and diseased states, often with a view toward securing proprietary rights to and commercially exploiting genes of importance to human health. BIOS also engages in the cloning and characterization of genes believed to be of commercial value.

         Much genetic research today involves the mapping of DNA sequences present in human chromosomes, the identification and mapping of specific DNA sequences which may cause or be associated with known diseases, and the production of accurate diagnostic tests and modes of treatment for these diseases.

         The process of mapping and identification is time-consuming and expensive, and the Company believes that its products and services offer significant savings of time and cost to researchers. Although customers may themselves prepare products included in the Company's experimental biological line, in many cases such preparation would be impracticable (requiring years of work), inefficient (since the researcher would be the only user of the resulting product) and uneconomical (diverting limited resources away from desirable research). Consequently, the Company's products offer customers considerable savings of time and expense. The utilization of Company products also permits genetic research to be carried on by scientists who are without sufficient resources to create such products themselves or carry on the testing activities offered by the Company and who might otherwise be precluded entirely from genetic research.

                              PRODUCTS AND SERVICES

         BIOS derives its revenues from the sale of experimental biologicals and laboratory apparatus and grants and contracts issued principally by the federal government for genetic research.

         EXPERIMENTAL BIOLOGICALS. Most BIOS experimental biological products consist of DNA and RNA furnished for use in fundamental molecular genetics research. The DNA is furnished either in a "digested" form impregnated in "blots" or nylon membranes, ready for immediate use, or in a purified, "undigested" form at concentrations permitting the researcher to prepare the desired blots or use the product in a polymerase chain reaction (PCR) analysis. The RNA is furnished in a form impregnated in "blots" or nylon membranes. With the use of these products, the researcher often will attempt to identify the precise location of a gene of interest within the genetic material of the cell and to understand if or how the gene functions. The Company also sells molecular "toolkits", consisting of combinations of chemicals, to facilitate DNA labelling and other experimental procedures.


         The Company's line of-experimental biologicals consists of DNA from approximately 31 different species, including human beings, and RNA from approximately five species, involving eight different tissues in three developmental stages. Assembly of these products requires several technically-complex steps including, for DNA preparation,: a) collection of samples from particular population; b) isolation of peripheral lymphocytes; c) transformation of these lymphocytes into permanent cell lines; d) cryopreservation of these cell lines; e) bulk culture and DNA isolation of these cells; f) DNA digestion, electrophoresis and blotting; and g) quality control of DNA.

         For RNA preparation, these steps include: a) accessing and collecting fresh tissues with the RNA molecules intact; b) isolation and purification of the RNA; C) cryopreservation of these RNAs; d) electrophoresis and blotting of these RNA5; and e) quality control of RNA.

         The Company believes that no competitor has a repository comparable to this inventory of DNA and RNA and that the Company's inventory and related manufacturing know-how could not be duplicated without devoting substantial resources and several years of work to this effort.

         All products sold by the Company are accompanied by standard manuals with directions for carrying out studies and troubleshooting guides. Control samples for confirming the integrity of results are also provided.

         The Company also offers a range of custom services, enabling customers to engage BIOS to prepare special, custom-designed blots or carry out specific testing procedures on BIOS experimental biologicals.

         Experimental biologicals are offered at fixed prices through a catalogue distributed at present to approximately 3000 potential customers. A copy of this catalogue accompanies this Memorandum as Exhibit C. Sale of experimental biologicals represented about 35% of gross revenues in 1992.

         LABORATORY APPARATUS. The BIOS . line of apparatus is composed of an integrated line of laboratory apparatus and related supplies for use in the performance of electrophoretic separation of DNA or RNA, in techniques known as Southern and Northern blotting.

         During April, 1992 BIOS concluded an agreement with its United Kingdom distributor, Scotlab, Ltd. Scotlab agreed to manufacture BIOS apparatus products in the U.K. for sale throughout the European Economic Community under a royalty agreement. In December, 1992 BIOS and Scotlab agreed to allow Scotlab to manufacture and market the BIOS apparatus products in the United States in exchange for licensing and royalty fees to BIOS.
In addition, BIOS has the right to sell all Scotlab products in the U.S.

         Sale of laboratory apparatus represented approximately 50% of gross revenues in 1992.

         GRANTS AND CONTRACTS. The Company also endeavors to secure grants and contracts from the United States Government and federal and state agencies for genetic research and other genetic-related projects. Grants are generally made to fund the commercial development of additional experimental biologicals or other products useful in the mapping and characterization of human genes. Contracts are generally entered into to carry out genetic projects that the Government has undertaken but is unable to handle itself due to lack of sufficient personnel or facilities or requisite technical expertise. Since 1986, the Company and its predecessor received commitments for approximately $1.3 million of grants and contracts. During 1992, grants and contracts represented about 15% of gross revenues.

         BUSINESS DEVELOPMENT. The Company believes that several significant opportunities exist which will enable it to profit in the future from the line of experimental biologicals that it has developed since 1986, from its expertise in the manufacturing of genetic material and the conduct of genetic research, and from the relationships developed with researchers working in the field of genetics.

         The Company believes that as a result of the carrying-on of activities associated with the human genome project, the potential market for the sale of its line of experimental biologicals will expand significantly over the next five years.

         The Company believes that it has developed special expertise in performing research funded by grants and contracts from the federal government. It also believes this expertise has created an opportunity for it to increase its base of research services to include pharmaceutical companies. Such companies are expected to increase their own genetic research and product development in the next several years.

         Through the sale of experimental biologicals and collaboration with genetic researchers, the Company hopes to develop opportunities to participate in the commercial development of diagnostic and therapeutic products.

         BIOS has a unique competitive advantage in its experimental biologicals market since no competitor has as broad a range of gene mapping products. Currently, new products are being developed by the Company in association with Yale University and the University of Alabama, Birmingham (UAB). The Yale product is based on coupled amplification and sequencing technology, for which the Company and Yale have an agreement in principle for an exclusive license and a patent application is pending for this technology. This technology also forms the basis for a $500,000 Phase II Small Business Innovation Research (SBIR) grant that has been recently awarded to the Company. BIOS has other SBIR grant applications and a contract application currently pending. One of the Phase I SBIR applications is based on the UAB technology -microdissection of chromosomes. BIOS has received a favorable review score on its application, and the Company believes it has a high probability of being awarded a $75,000 grant in November, 1993.

                               SALES AND MARKETING

         The Company sells its products through a three-person in- house telemarketing and telesales department and five independent manufacturers representatives. The Company expects to hire a vice president for sales and marketing in the near future.

         The Company also has overseas distribution for EEC countries, Japan and other foreign markets. BIOS believes that it is one of the largest suppliers of gene mapping products in the world.

         The Company is currently conducting negotiations with several major corporations in order to expand its channels of distribution. There can be no assurances, however, that such negotiations will result in executed agreements.

                            FACILITIES AND EMPLOYEES

         The Company has ten full-time employees, all of whom work at the Company's facilities located at 291 Whitney Avenue, New Haven, Connecticut. This facility consists of 3,000 square feet of office space and 2,000 square feet of laboratory space. The Company anticipates moving into a new facility in the near future at Science Park in New Haven, Connecticut and has a five-year lease from its date of occupancy. This new facility will consist of approximately 3,000 square feet of new office space and approximately 3,000 square feet of laboratory space; the Company also will have the option to obtain an additional 2,000 square feet of contiguous space. The annual rent for this new facility will be about $61,000 in the first year, about $65,000 in the second and third years and about $53,000 in the fourth and fifth years.

         The Company also uses several consultants, principally to assist with the development of products and the completion of grants. The cost of such consultants is not a material expense for the Company.

         The Company manufactures most of its experimental biologicals, but obtains certain product lines from subcontractors. The Company is not dependent on any single supplier.

                             PATENTS AND TRADEMARKS

         The Company has been awarded seven patents relating to its apparatus product line and has two patent applications pending relating to its experimental biologicals product line. The latter patents, if granted, could have a positive effect on its business. The Company also owns four trademarks.

                                   COMPETITION


         Although the Company may experience competition in the future from companies with substantially greater capital and technical expertise, at the present time, the Company believes it does not have any significant competitors in its line of experimental biologicals. However, some customers of the Company can duplicate certain of the Company's products through their own internal efforts.

                                   MANAGEMENT

                                    OFFICERS

         Dr. Richard E. Kouri (age 50) is President and Director of Research of the Company. He is one of the founders of the Company and its predecessor company, BIOS Corporation, which he organized with others in 1986.

         From 1983 to 1986, Dr. Kouri was Vice President and Director of Research for International Biotechnologies, Inc., (IBI), which became a publicly-traded company in 1985 (now a subsidiary of Eastman Kodak). IBI markets equipment and biological supplies for molecular biology research. Prior to his association with IBI, Dr. Kouri was employed for 13 years by Microbiological Associates, which provided molecular biology research services for agencies of the Federal government. During the last eight years of his association with Microbiological Associates, Dr. Kouri held the office of Vice President, Director of Research.

         Dr. Kouri holds M.S. and Ph.D. degrees in Radiation Biology from the University of Tennessee and a B.S. in Microbiology from The Ohio State University. He is Chair of the Immunology Molecular Biology Study Section for the Small Business Innovation Research Program of NIH, Adjunct Research Professor at Yale School of Medicine, and a member of the Finance Committee of the American Association of Cancer Research. Dr. Kouri is a full-time employee of the Company.

         Mr. Kevin L. Rakin (age 33) is the Chief Financial Officer of the Company. During the first seven months of 1991, he served as a consultant to the predecessor company of BIOS, which he then joined as its Chief Financial Office.

         Mr. Rakin is a Chartered Accountant and holds a B.S. in Business Administration and a graduate degree (master's equivalent) in Financial Accounting from the University of Cape Town in South Africa. From 1982 until 1985, he worked for the accounting firm of Arthur Young & Co. (now Ernst & Young) in South Africa and, from 1985 until 1990, in Hartford, Connecticut as a Senior Manager in its Entrepreneurial Services Group. He then joined The Stevenson Group, of West Hartford, Connecticut, a management consulting firm, as Chief Financial Officer.

         Mr. Rakin devotes approximately one-half of his time to the business of the Company. He also is employed by The Stevenson Group and its affiliated companies as Chief Financial Officer.


                              SCIENTIFIC DIRECTORS

         Dr. Gualberto Ruano (age 35 and also a founder of the Company) has been a Scientific Director of the Company on a full-time basis since March, 1993. From 1989 until March, 1993, he served as consultant to the Company and its predecessor, BIOS Corporation. Dr. Ruano holds M. Phil. and Ph.D. degrees in Human Genetics and a M.D. degree from Yale University, and a B.A. in Biophysics from Johns Hopkins University. He also has served as a consultant to the State of Connecticut Forensic Laboratory.

         Dr. Stephen P. Reeders (age 39 and also a founder of the Company) is a Scientific Director since 1988. Dr. Reeders holds an M.D. degree from Oxford University and a B.A. in physics from Cambridge University. He has held clinical appointments in John Radcliffe Hospital, West Norwich Hospital, Thomas' Hospital, Guy's Hospital and the National Hospital for Nervous Diseases. He is currently Associate Professor, Department of Internal Medicine and Human Genetics, Yale University School of Medicine, and Assistant Investigator, Howard Hughes Medical Institute. He is a member of the Human Genetic Organization, Chairman of the Chromosome 16 Committee for the X and XI International Human Gene Mapping Workshops, and a member of the Task Force on Hypertension (NHLBI).

                                    DIRECTORS

         Messrs. Kouri and Rakin are presently the sole directors of the Company. It is expected that the Board of Directors will be enlarged in the near future.

                                  REMUNERATION

         The Company has entered into an employment agreement with

Dr. Kouri for a term expiring May 25, 1998 and providing for the payment to him of an annual base salary of $110,000 which may be increased at the discretion of the Board of Directors. In the event Dr. Kouri's employment is terminated without cause, as defined in the employment agreement, the Company is required to pay him an amount equal to one-half of his then current annual salary in a lump sum.

         The Company has entered into an employment agreement with Mr. Rakin for a term expiring May 25, 1998 and providing for him to devote at least one-half of his time to the business of the Company, subject to adjustment by the Board of Directors. The agreement also provides for the payment to him of an annual base salary of $43,470 which may be increased at the discretion of the Board of Directors. In the event Mr. Rakin's employment is terminated without cause, as defined in the employment agreement, the Company is required to pay him an amount equal to one-half of his then current annual salary in a lump sum.

         In addition, Dr. Kouri and Mr. Rakin are subject to nondisclosure obligations and, for one year following the termination of employment, non-competition obligations if termination occurs during the term of the agreements.

         The Company intends to adopt a plan to offer stock options for up to 2,035 shares of its Common Stock to officers, key employees, directors (other than directors who also are employees) and outside consultants and scientific advisors. The plan will be administered by a committee appointed by the Board of Directors of the Company. This committee will be authorized to select the persons who will receive stock options and the number of options each will receive. Employees of the Company will be eligible for incentive stock options and non-qualified stock options under the plan, while non-employee directors and consultants will be eligible only for non-qualified stock options. The option price for incentive stock options may not be less than the fair market value of the underlying stock at the time of the grant. The option price for non-qualified stock options will be determined by the committee and may be lower than the fair market value.

         The plan will provide for the termination of stock options previously granted by the Company after a specified period of time following the termination of employment or affiliation by any participant with the Company. Each person granted a stock option under the plan will be required to execute a shareholders agreement with the Company which will restrict the transfer of, any shares of Common Stock issued pursuant to a stock option.

         As of the date hereof, no options have been granted.

         The Company does not maintain any retirement plan for its officers or other employees.

                             PRINCIPAL SHAREHOLDERS

         The following shareholders hold five percent or more of the 18,200 shares of Common Stock of the Company which are now outstanding:

                                                   Number of
                                                   Shares           Percentage
                                                   ----------       ----------

------------------------------------------------------------------------------------
                                                Number of
                                                Shares              Percentage
------------------------------------------------------------------------------------


                                       12

------------------------------------------------------------------------------------
Dr. Richard Kouri                               9,400               51.6
------------------------------------------------------------------------------------
Mr. Kevin Rakin                                 4,400               24.2
------------------------------------------------------------------------------------
Dr. Gualberto Ruano                             1,000                5.5
------------------------------------------------------------------------------------
Dr. Stephen Reeders                             1,000                5.5
------------------------------------------------------------------------------------
Other Present and Former Employees              2,400               13.2
------------------------------------------------------------------------------------
                                               ---------           ---------
------------------------------------------------------------------------------------
                                               18,200              100.0
------------------------------------------------------------------------------------


         Connecticut Innovations, Inc. holds warrants entitling it to purchase an aggregate of 2,520 shares of Common Stock at an exercise price of $102.12 per share. The number of shares which may be purchased and the exercise price are subject to customary anti-dilution provisions. However, one of the warrants, providing for the purchase of 1,672 shares of Common Stock, contains additional provisions that will apply in the case of the issuance of the Common Shares offered hereby. As a result of the application of such provisions and assuming all of the Common Shares offered hereby are sold, the number of shares which may be purchased under this warrant will increase from 1,672 to 1,873 and the exercise price will decrease from $102.12 to $91.18 per share. See "RISK FACTORS
- Dilution".

         Technology Investment Fund, Inc. holds warrants entitling it to purchase an aggregate of 418 shares of Common Stock at an exercise price of $102.12 pr share. The number of shares which may be purchased and the exercise price are subject to customary anti-dilution provisions.

         All of these warrants also contain certain "piggyback" registration rights and, if granted to the holder of any other securities of the Company, comparable demand registration rights.

         Under certain circumstances, the holders of these warrants may require the Company to repurchase the warrants at a price to be determined in an appraisal proceeding if the Company and the holder of the warrant are unable to agree upon the repurchase price.

         The Company has entered into shareholder agreements with each of its stockholders, other than Dr. Kouri and Mr. Rakin, which gives the Company the right to purchase the stock owned by such stockholder upon termination of his employment with the Company at a price equal to the original purchase price of the shares adjusted upwards for years of service with the Company and creates a right of first refusal in favor of the Company upon the sale or other disposition of any of such stock.

         Dr. Kouri and Mr. Rakin have entered into a Cross Purchase Agreement which gives each person the right to purchase the stock owned by the other person upon termination of his employment with the Company for any reason other than death and creates a right of first refusal in favor of each person upon the sale or other disposition of any of such stock. The Agreement will terminate in certain events, including the occurrence of an initial public offering of any common stock of the Company, upon the sale of all or substantially all of the assets of the Company, or upon the death of either person.

                               CREDIT ARRANGEMENTS

         The Company is obligated under the following outstanding indebtedness:

         (1) $430,285 of indebtedness owed to Connecticut Innovations, Inc., bearing interest at 10% per annum, repayable in equal monthly installments of principal and interest over a six year period ending in July, 1988, and secured by a lien on all of the assets of the Company. The lender agreed to defer payment of one-half of the interest accrued in 1993 and all principal during such year. If the Company is acquired by another company, the lender is entitled to a minimum compounded annual return of 28% after giving the Company credit for the payment of interest and any gain realized on the sale of warrants held by the lender or stock acquired pursuant to such warrants.

         (2) $100,000 of indebtedness owed to the Technology Investment Fund, Inc., bearing interest at 10% per annum, repayable in equal monthly installments of principal and interest over a six year period ending in June, 1988, and secured by a lien on all of the assets of the Company. The lender agreed to defer payment of one-half of the interest accrued in 1993 and all principal during such year.

         (3) Approximately $105,000 of indebtedness owed to ICF International, Inc., bearing interest at the rate of 10% per annum and repayable in equal monthly installments of principal and interest over a three-year period ending March, 1996.

         (4) $36,854 of indebtedness owed to officers of the Company for deferred salaries. This indebtedness may not be repaid until the Company has achieved positive cash flow for three successive months or the Company is no longer obligated to make the royalty payments described below.

         During 1993, the Connecticut Department of Economic Development made a $300,000 grant to the Company to fund marketing expenditures and relocation of the Company's facilities. Under the provisions of the grant, the Company is obligated to pay a royalty to the Department equal to a percentage of annual revenues (ranging from 1 1/2% in year one to 3% in year four and thereafter) until the grant plus interest thereon, calculated at 6.2% per annum, is repaid. If at any time Messrs. Kouri and Rakin own less then 51% of the outstanding Common Stock of the Company, the Company will become obligated to repay the grant with interest thereon less a credit for prior payments.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized Common Stock presently consists of 75,000 shares, $0.001 par value, of which 18,200 shares are presently issued and outstanding. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company remaining after payment of its obligations would be distributed equally among the outstanding shares of Common Stock of the Company.

         Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by him on every matter properly submitted to the stockholders for their vote. Holders of the issued and outstanding shares of Common Stock have no preemptive rights to subscribe for or to purchase additional shares of any class of the Company's capital stock in the event of any subsequent offering of shares of capital stock. The shares of Common Stock presently issued and outstanding are, and the shares of Common Stock being offered hereby, when purchased and paid for in accordance with the terms hereof, will be, fully-paid and nonassessable, duly authorized and validly issued and entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate that dividends will be declared on the Common Stock in the foreseeable future.

                                  LEGAL OPINION

         The legality of the Common Shares offered hereby will be passed upon for the Company by Messrs. Robinson & Cole, One Commercial Plaza, Hartford, Connecticut 06103.



















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